FIRST AMENDED AND RESTATED
                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF

                              WXI/MCN REALTY L.L.C.








THE INTERESTS OF THE MEMBERS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR THE DISTRICT OF COLUMBIA. NO RESALE OR TRANSFER OF AN INTEREST BY A MEMBER IS PERMITTED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND ANY VIOLATION OF SUCH PROVISIONS COULD EXPOSE THE SELLING OR TRANSFERRING MEMBER AND THE COMPANY TO LIABILITY.








                         DATED AS OF __________ __, 1999




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R E C I T A L S..........................................................................................1

ARTICLE 1.

DEFINITIONS..........................................................................................    1
         1.1      Definitions........................................................................    1
         1.2      Terms Generally....................................................................   16
         1.3      Definitions from Master Agreement.  ...............................................   16

ARTICLE 2.

THE COMPANY AND ITS BUSINESS.........................................................................   17
         2.1      Effectiveness of the Agreement; Continuation.......................................   17
         2.2      Company Name.......................................................................   17
         2.3      Term...............................................................................   17
         2.4      Amendments to Certificate of Formation.............................................   17
         2.5      Business; Scope of Members' Authority..............................................   18
         2.6      Principal Office; Mailing Address; Registered Agent................................   18
         2.7      Fiscal Year........................................................................   18
         2.8      Company Property...................................................................   18
         2.9      No State Law Partnership...........................................................   19
         2.10     Names and Addresses of Members.....................................................   19
         2.11     Representations by Members.........................................................   19
         2.12     Additional Representations by Whitehall............................................   20
         2.13     Additional Representations by McNeil...............................................   21
         2.14     Indemnification....................................................................   21

ARTICLE 3.

MANAGEMENT OF COMPANY BUSINESS; MAJOR DECISIONS......................................................   22
         3.1      Management Generally...............................................................   22
         3.2      Managers and Officers:  Number, Appointment, Removal, Qualifications, Etc..........   23
         3.3      Committees.........................................................................   24
         3.4      Managers' Expenses.................................................................   24
         3.5      Meetings of Managers...............................................................   24
         3.6      Quorum.............................................................................   25
         3.7      Voting Requirements................................................................   25
         3.8      Actions Requiring Super Majority Approval..........................................   25
         3.9      Role of the Portfolio Advisor and Limitations on Its Authority.....................   27
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ARTICLE 4.

RIGHTS AND DUTIES OF MEMBERS AND BOARD OF MANAGERS...................................................   28
         4.1      Approved Budget and Business Plan..................................................   28
         4.2      Other Activities of the Members....................................................   28
         4.3      Indemnification....................................................................   28
         4.4      Compensation of Members and their Affiliates; Goldman, Sachs & Co. as Exclusive
                  Financial Advisor..................................................................   29
         4.5      Dealing with Members...............................................................   29
         4.6      Use of Company Property............................................................   30
         4.7      Designation of Tax Matters Member..................................................   30
         4.8      Proposed Transactions After Five Years.............................................   30
         4.9      McNeil's Right Prior to Bankruptcy Filing..........................................   31
         4.10     Refinancing after Five Years.......................................................   31
         4.11     Senior Indebtedness and Preferred Equity Financing.................................   32
         4.12     Property Manager...................................................................   32
         4.13     Binding Effect of Asset Allocations................................................   32
         4.14     Reservation of Rights..............................................................   32
         4.15     Taxation as a Partnership..........................................................   32
         4.16     Harbour Club Properties............................................................   32
         4.17     Preferred Equity Financing.........................................................   33

ARTICLE 5.

BOOKS AND RECORDS; REPORTS...........................................................................   33
         5.1      Books and Records..................................................................   33
         5.2      Availability of Books and Records; Return of Books and Records.....................   33
         5.3      Reports and Statements; Annual Budgets and Business Plans..........................   34
         5.4      Accounting Expenses................................................................   34
         5.5      Bank Account.......................................................................   34

ARTICLE 6.

CAPITAL CONTRIBUTIONS AND LIABILITIES................................................................   34
         6.1      Initial Capital Contributions and Initial Capital Accounts of the Members..........   34
         6.2      Working Capital Contributions and Other Additional Capital Contributions...........   36
         6.3      Capital of the Company.............................................................   36
         6.4      Distributions as Working Capital Reserves..........................................   36
         6.5      Failure to Fund the McNeil Cash Contribution.......................................   37
         6.6      Limited Liability of Members.......................................................   38
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ARTICLE 7.

CAPITAL ACCOUNTS, PROFITS
AND LOSSES AND ALLOCATIONS...........................................................................   38
         7.1      Capital Accounts...................................................................   38
         7.2      Profits and Losses.................................................................   39

ARTICLE 8.

APPLICATIONS AND DISTRIBUTIONS OF NET CASH FLOW
AND NET PROCEEDS FROM CAPITAL TRANSACTIONS...........................................................   41
         8.1      Applications and Distributions.....................................................   41

ARTICLE 9.

TRANSFER OF COMPANY INTERESTS........................................................................   45
         9.1      Transfers of Interests by Members..................................................   45
         9.2      Transfer Binding on Company........................................................   46
         9.3      Certain Limitations................................................................   47
         9.4      Acceptance of Prior Acts...........................................................   47

ARTICLE 10.

DISSOLUTION; WINDING UP AND DISTRIBUTION OF ASSETS...................................................   48
         10.1     Dissolution........................................................................   48
         10.2     Winding Up.........................................................................   48
         10.3     Distribution of Assets.............................................................   49
         10.4     Certificate of Cancellation........................................................   49
         10.5     Claims of the Members..............................................................   49

ARTICLE 11.

AMENDMENTS...........................................................................................   49
         11.1     Amendments.........................................................................   49

ARTICLE 12.

MISCELLANEOUS........................................................................................   50
         12.1     Further Assurances.................................................................   50
         12.2     Notices............................................................................   50
         12.3     Headings and Captions..............................................................   50
         12.4     Variance of Pronouns...............................................................   50
         12.5     Counterparts.......................................................................   50
         12.6     Governing Law......................................................................   50
         12.7     Waiver of Jury Trial...............................................................   50
         12.8     Consent to Jurisdiction............................................................   51
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         12.9     Specific Performance...............................................................   51
         12.10    Partition..........................................................................   51
         12.11    Severability.......................................................................   51
         12.12    Successors and Assigns.............................................................   51
         12.13    Entire Agreement...................................................................   52
         12.14    Waivers............................................................................   52
         12.15    Maintenance as a Separate Entity...................................................   52
         12.16    Confidentiality....................................................................   52
         12.17    No Third Party Beneficiaries.......................................................   53
         12.18    Power of Attorney..................................................................   53
         12.19    Construction of this Agreement.....................................................   53
         12.20    Non-Recourse.......................................................................   53
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EXHIBITS

Exhibit A     Form of Portfolio Advisory Agreement
Exhibit B     Form of Shortfall Agreement



SCHEDULES

Schedule 1    Allocations pursuant to Section 1.3 of the Master Agreement
Schedule 2    Initial Book Values
Schedule 3    Commercial Properties
Schedule 4    Designated Debt Amounts
Schedule 5    Multifamily Properties
Schedule 6    Expected Preferred Equity Amounts per Partnership

                           FIRST AMENDED AND RESTATED
                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                       OF
                              WXI/MCN REALTY L.L.C.


         FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT of WXI/McN Realty L.L.C., a Delaware limited liability company, dated as of __________ __, 1999, by and between (i) WXI/MNL Real Estate L.L.C., a Delaware limited liability company ("Whitehall"), and (ii) McNeil Partners, L.P., a Delaware limited partnership ("McNeil").


                                 R E C I T A L S

         WHEREAS, the Company was formed as a Delaware limited liability company pursuant to the Certificate of Formation on June 17, 1999; and

         WHEREAS, the Parties hereto desire to continue the Company and to enter into this Agreement, all as contemplated by the Master Agreement.

         NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby covenant and agree as follows:


                                   ARTICLE 1.

                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Additional Capital Contributions" shall mean, with respect to any Member, the amount of any cash contributions (including the Initial Working Capital Contribution) and the value of any non-cash contributions made to the Company by such Member in excess of such Member's Initial Capital Contribution. Notwithstanding anything to the contrary contained herein, if Whitehall would otherwise be entitled to receive a cash distribution of Net Cash Flow or Net Proceeds from Capital Transactions pursuant to Section 8.1(b) or 8.1(c) from the Company, Whitehall may elect to forego receipt of all or a portion of such distribution and have the amount so foregone treated as an Additional Capital Contribution in accordance with Section 6.4.

         "Affiliate" of any Person shall mean another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.

         "Agreement" shall mean this Limited Liability Company Operating Agreement, as it may hereafter be amended or modified from time to time.

         "Annual Budget" shall mean the annual operating budget and annual capital budget for the Company as amended from time to time, prepared by the Portfolio Advisor for the approval of the Board of Managers pursuant to the terms of the Portfolio Advisory Agreement and Section 4.1 hereof.

         "Appraised Value" shall mean the value determined by written agreement between Whitehall and McNeil or, failing such an agreement within 10 days after the appraisal procedure is commenced, (i) in the event that Whitehall and McNeil have agreed upon an investment bank to serve as Appraiser, the value of the non-cash consideration shall be determined by the Appraiser and (ii) in the event that Whitehall and McNeil have requested that their respective investment banks appoint a third investment bank to act as Appraiser, the value of the non-cash consideration shall be determined by the Appraiser's determination of the Independent Value. In the case of clause (ii), the investment bank appointed by Whitehall shall make a determination of the value of the non-cash consideration (the "Whitehall Value") and the investment bank appointed by McNeil shall make a determination of the value of the non-cash consideration (the "McNeil Value"). The Appraiser shall then make its own determination of the value of the non-cash consideration (the "Independent Value"). If the Independent Value is closer to the Whitehall Value, the Appraised Value shall be equal to the Whitehall Value. If the Independent Value is closer to the McNeil Value, the Appraised Value shall be equal to the McNeil Value. If the Independent Value is equally distant to the McNeil Value and the Whitehall Value, the Appraised Value shall be equal to the Independent Value. At the time the Appraiser is appointed, the Members shall direct the Appraiser to determine the Appraised Value within 30 days.

         "Appraiser" shall mean the nationally recognized investment bank (defined according to Securities Data Co. as one of the top 10 underwriters of equity initial public offerings in the United States during calendar year 1998) or the nationally recognized investment banks selected by the Members to determine the Appraised Value pursuant to Section 4.8(b)(iii). In the event the Members cannot agree on an investment bank to act as Appraiser within 10 days, each Member shall appoint a nationally recognized investment bank and those two investment banks shall appoint a third investment bank to act as Appraiser. In no event shall the Appraiser be Goldman, Sachs & Co., PaineWebber Incorporated or any of their respective Affiliates.

         "Approved Budget" shall mean the Annual Budget for the Budget Year in question, in each case as approved by the Board of Managers in accordance with the provisions hereof and as any of the same may be amended from time to time in accordance with the provisions of this Agreement.

         "Archon" shall mean Archon Group, L.P., a Delaware limited partnership.

         "Asset Allocation" shall mean (A) with respect to the McREMI Assets, the Net McREMI Allocated Value, (B) the Allocations ascribed to (i) each of the Participating McNeil Partnerships, (ii) the general partnership interests (and the rights and assets associated therewith) in each of the Participating McNeil Partnerships, (iii) the limited partnership interests in Fairfax held by MPLP and (iv) the limited partnership interests in Summerhill held by MPLP, all as set forth on Schedule 1 hereto and (C) such property level value allocations as the Board of Managers shall determine in its discretion, consistent with the value set forth in clause (A) above. [Schedule 1 will reflect the Allocations calculated by Stanger pursuant to Section 1.3 of the Master Agreement.]

         "Average Monthly Balance" for any month shall be an amount equal to the mean of (x) the sum of (i) the aggregate Initial Values of the Company Assets (excluding the McREMI Assets) owned by the Company or its Subsidiaries as of the first day of such month and (ii) the Additional Amount as of the first day of such month and (y) the sum of (i) the aggregate Initial Values of the Company Assets (excluding the McREMI Assets) owned by the Company or its Subsidiaries as of the last day of such month and (ii) the Additional Amount as of the last day of such month. The "Initial Value" of a Company Asset as of any specified date shall be equal to the sum of (1) the initial Book Value of such Company Asset at the time acquired by or contributed to the Company or its Subsidiaries plus (2) the entire amount of capital expenditures (as reflected in the financial statements of the Company or its Subsidiaries) spent by the Company or its Subsidiaries on capital improvements for such Company Asset through such specified date (calculated on a cumulative basis). The "Additional Amount" as of any particular time of determination shall mean an amount equal to the product of (x) $________ [insert the Net McREMI Allocated Value] and (y) a fraction, the numerator of which is the aggregate initial Book Values of all of the Properties owned by the Company and its Subsidiaries as of the date of determination (excluding any Property that is acquired by the Company or any of its Subsidiaries after the Effective Time), and the denominator of which is the aggregate initial Book Values of all of the Properties owned by the Company and its Subsidiaries as of the Effective Time.

         "Assumption Fees" shall mean any fees payable to any lender of borrowed money secured by one or more Properties owned, directly or indirectly, by one of the Participating McNeil Partnerships in connection with the transactions contemplated in the Master Agreement.

         "Bankruptcy" shall mean, with respect to the affected party: (i) the entry of an Order for Relief under the Bankruptcy Code; (ii) the admission by such party of its inability to pay its debts as they mature; (iii) the making by it of an assignment for the benefit of creditors; (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law; (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60)-day period;
(vi) an application by such party for the appointment of a receiver for the assets of such party; or (vii) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within thirty (30) days after its effective date.

         "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended.

         "Board of Managers" shall have the meaning set forth in Section 3.1(a).

         "Book Value" shall mean, with respect to any Company Asset, its adjusted basis for federal income tax purposes, except that (i) the initial Book Value of any Company Asset contributed by a Member to the Company or otherwise acquired by the Company in either case pursuant to the Master Agreement shall be an amount equal to the value given such Company Asset in accordance with the Allocations (as defined in the Master Agreement) and otherwise in accordance with the definition of Asset Allocation and (ii) the initial Book Value of any other Company Asset contributed by a Member to the Company shall be the agreed upon gross fair market value of such asset, and in all cases such Book Value shall thereafter be adjusted in a manner consistent with Treasury Regulations
Section 1.704-l(b)(2)(iv)(g) for revaluations pursuant to Section 7.1(b) and for the Depreciation taken into account with respect to such asset. The initial Book Value of each of the Company Assets is set forth on Schedule 2 attached hereto.

         "Budget Year" shall mean (i) the period beginning on the Closing Date and ending on December 31, 1999 and (ii) thereafter, any successive yearly period (beginning January 1 and ending December 31).

         "Business Plan" shall mean, with respect to each Budget Year, the Approved Budget for such Budget Year in effect together with the annual strategic plan prepared by the Portfolio Advisor and approved by the Board of Managers for such Budget Year in accordance with the terms of the Portfolio Advisory Agreement (as such strategic plan and/or Approved Budget may be modified from time to time by the Board of Managers).

         "Capital Account" shall mean, when used in respect of any Member, the Capital Account maintained for such Member in accordance with Section 7.1, as said Capital Account may be increased, decreased or adjusted from time to time pursuant to the terms of this Agreement.

         "Capital Contribution" shall mean, with respect to any Member, the sum of such Member's Initial Capital Contribution and any Additional Capital Contributions made by such Member.

         "Capital Transaction" shall mean (i) the sale or other disposition of all or any part of the assets of the Company or any of its Subsidiaries, (ii) a casualty (where the proceeds from any casualty insurance will not be used in their entirety to either restore such Property or to repay indebtedness secured by such Property) or condemnation (where the proceeds from such condemnation will not be used in their entirety to either restore such Property or to repay indebtedness secured by such Property) of any Property or any part thereof, or
(iii) any refinancing of any indebtedness of the Company or any of its Subsidiaries.

         "Certificate of Formation" shall mean the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware, as the same may hereafter be amended and/or restated from time to time in accordance with the terms and provisions of this Agreement.

         "Closing Date" shall have the meaning ascribed to such term in the Master Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of succeeding law.

         "Commercial Properties" shall mean those Properties listed on Schedule 3 hereto. [List all properties of all Participating McNeil Partnerships designated as "Commercial Properties" on Annex A to the Master Agreement].

         "Company" shall mean WXI/McN Realty L.L.C., a Delaware limited liability company, as said Company may from time to time be hereafter constituted.

         "Company Assets" shall mean, from time to time, all of the assets of the Company and its Subsidiaries and any property (real, personal, tangible or intangible, including the Properties, the McREMI Assets and the interests in the Participating McNeil Partnerships and their Subsidiaries) or estate acquired in exchange therefor or in connection therewith as of such time.

         "Company Person" shall mean (i) Whitehall, (ii) the Company, (iii) Whitehall XI, (iv) any and all Affiliates and Subsidiaries of the Company, or of Whitehall or of Whitehall XI and any and all indirect and direct holders of beneficial interests in the Company, or in Whitehall or of Whitehall XI and (v) in respect of each Person specified in clauses (i), (ii), (iii) and (iv), each of their respective directors, officers, partners, members, employees, controlling persons, agents and representatives.

         "Confidential Information" shall have the meaning set forth in Section 12.15.

         "control" shall mean, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other voting interests, by contract, as trustee or executor or otherwise, and the terms "controlling" and "controlled" shall have the meanings correlative to the foregoing.

         "Depreciation" shall mean, with respect to any Fiscal Year, all deductions attributable to depreciation or cost recovery with respect to Company Assets, including any improvements made thereto and any tangible personal property located therein, or amortization of the cost of any intangible property or other assets acquired by the Company, which have a useful life exceeding one year; provided, however, that with respect to any Company Asset whose tax basis differs from its Book Value at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the depreciation, amortization or other cost recovery deduction for such period with respect to such asset for federal income tax purposes bears to its adjusted tax basis as of the beginning of such Fiscal Year; provided further, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined using any reasonable method selected by the Board of Managers.

         "Effective Time" shall have the meaning ascribed to such term in the Master Agreement.

         "Equity Commitment Letter" shall mean that equity commitment letter agreement, dated as of June __, 1999 between Whitehall XI and the Company.

         "Fiscal Year" shall mean the fiscal year of the Company, which shall be the calendar year; but upon dissolution of the Company, "Fiscal Year" shall mean the period from the end of the last preceding Fiscal Year to the date of such dissolution.

         "Full Pre Lock-out Payment" shall mean an amount in cash equal to the net present value of the sum of all distributions which would be made to the holders of the McNeil Interest pursuant to Section 8.1(b) (using a discount rate equal to the 30-day Treasury bill rate at the time of the payment of the Full Pre Lock-out Payment) based upon the following assumptions: (1) adequate funds are available to make all such distributions; (2) the distributions to be made pursuant to Sections 8.1(b)(ii) and 8.1(b)(iii) will be timely paid in full such that there is no accrued, unpaid McNeil Class C Return or Preferred 14% Return for each month through and including the fifth anniversary of the Closing Date; and (3) a single distribution will be made pursuant to Sections 8.1(b)(vii), 8.1(b)(viii) and 8.1(b)(ix) on the fifth anniversary of the Closing Date to pay to the holders of the McNeil Interest the Preferred 15% Return (if such holders are entitled to such payment pursuant to Section 8.1(b)(viii)) and to return to the holders of the McNeil Interest the full amount of the McNeil Investment.

         "Full Post Lock-out Payment" shall mean an amount in cash equal to the full amount required to be distributed in the aggregate to all of the holders of the McNeil Interest pursuant to Section 8.1(c) as of the date of such calculation, which calculation assumes there were sufficient funds to distribute at least one dollar to the holders of the Whitehall Class A Interest under
Section 8.1(c)(xi).

         "Gross Operating Expenses" shall mean with respect to any period, the sum of (i) all costs and expenses incurred by the Company and its Subsidiaries in the operation of the Properties as contemplated by this Agreement (excluding Working Capital Expenses paid from Company reserves or from the Initial Working Capital Contribution), (ii) all costs and expenses incurred by the Company and its Subsidiaries in the operation of the Company's business as contemplated by this Agreement, including, without limitation, the Property Management Fee, and
(iii) debt service on, and escrows and other payments under, any indebtedness of the Company or any of its Subsidiaries (including any Senior Indebtedness and any Preferred Equity Financing).

         "Gross Operating Income" shall mean with respect to any period, all cash receipts of the Company and its Subsidiaries from the operation of its business, including gross rental income received by the Company and its Subsidiaries from tenants at the Properties and including payments by tenants in respect of tenant reimbursable expenses, but excluding proceeds from Capital Transactions, Capital Contributions and Working Capital Reserves.

         "Harbour Club Phase Four" shall mean the property known as Harbour Club IV, located at 48611 South 1-94 Service Drive, Belleville, Michigan.

         "Harbour Club Phase One" shall mean the property known as Harbour Club I Apartments, located at 4900 Denton Road, Belleville, Michigan.

         "immediate family member" shall have the meaning ascribed to such term in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act.

         "Indemnification Agreement" shall mean the Indemnification and Pledge Agreement, dated as of the date hereof, among McNeil, Whitehall, the persons listed on Schedule I thereto and Whitehall, as agent for the benefit of the Whitehall Parties (as defined therein).

         "Initial Capital Contribution" shall mean, with respect to any Member, the aggregate initial capital contribution made by such Member pursuant to
Section 6.1.

         "Initial QNL Amount" shall mean the greater of (i) ten million dollars ($10,000,000) and (ii) the difference determined by subtracting (A) the sum of the Designated Debt Amounts (as defined and set forth on Schedule 4) for the Excluded McNeil Partnerships (if any) from (B) fifty million dollars ($50,000,000). The Initial QNL Amount shall be reduced by McNeil's share of "nonrecourse liabilities" (within the meaning of Treasury Regulation Section 1.752) attributable to indebtedness that is repaid or otherwise extinguished as a result of a foreclosure (including a Preferred Equity Financing Foreclosure), the granting of a deed in lieu of foreclosure, condemnation, casualty or Bankruptcy (in each case, subject to Section 4.9) where such triggering event causes a default with respect to indebtedness secured directly or indirectly by 25% or more by value of the Company Assets at the time of such triggering event.

         "Initial Working Capital Contribution" shall have the meaning set forth in Section 6.2(a).

         "Interest" shall mean all of the membership interests of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under applicable law, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and under applicable law.

         "Investment" shall mean (i) with respect to McNeil, the McNeil Investment, (ii) with respect to Whitehall, the Whitehall Investment, and (iii) with respect to any other Member, an amount equal to the difference determined by subtracting (A) the sum of all distributions of capital, if any, to such Member pursuant to Sections 8.1(b) and 8.1(c) from (B) the aggregate Capital Contribution of such Member.

         "IRS" shall mean the Internal Revenue Service and any successor agency or entity thereto.

         "LLCA" shall mean the Delaware Limited Liability Company Act, as amended from time to time.

         "Loan Agreements" shall mean those loan agreements, mortgages, pledges, guaranties and the like secured by any Property or by which the Company or any of its Subsidiaries is bound, whether now existing or hereafter entered into.

         "Losses" shall have the meaning set forth in Section 7.2.

         "Major Decisions" shall have the meaning set forth in Section 3.1(b).

         "Manager" shall mean any of the Whitehall Managers or McNeil Managers.

         "Master Agreement" shall mean the Master Agreement, dated as of ______, 1999, by and among the Company, the McNeil Partnerships (as defined therein), McNeil, McNeil Investors, Inc., McREMI, McNeil Summerhill, Inc. and Robert A. McNeil.

         "McNeil Class A Interest" shall mean the membership Interests in the Company that entitle the holder thereof to distributions pursuant to Sections 8.1(b)(iii), 8.1(b)(viii), 8.1(b)(ix), 8.1(c)(iv), 8.1(c)(ix) and 8.1(c)(x) in respect of the McNeil Class A Investment.

         "McNeil Class B Interest" shall mean the membership Interests in the Company that entitle the holder thereof to distributions pursuant to Sections 8.1(b)(iii), 8.1(b)(viii), 8.1(b)(ix), 8.1(c)(iv), 8.1(c)(ix) and 8.1(c)(x) in respect of the McNeil Class B Investment.

         "McNeil Class C Interest" shall mean the membership Interests in the Company that entitle the holder thereof to distributions pursuant to Sections 8.1(b)(ii), 8.1(b)(vii), 8.1(c)(iii) and 8.1(c)(viii) in respect of the McNeil Class C Investment.

         "McNeil Class A Investment" shall mean an amount equal to the excess, if any, of (A) the greater of (1) the First McNeil Threshold and (2) the Allocated McNeil Value, over (B) the sum of all distributions made to holders of the McNeil Class A Interest pursuant to Sections 8.1(b)(ix) and 8.1(c)(x), subject to adjustment pursuant to Section 6.5.

         "McNeil Class B Investment" shall mean an amount equal to the excess, if any, of (A) an amount equal to the difference determined by subtracting (x) the sum of the initial McNeil Class C Investment and the initial McNeil Class A Investment from (y) McNeil's Initial Capital Contribution and any and all Additional Capital Contributions made by McNeil pursuant to Sections 4.9 and 4.16, over (B) the sum of all distributions made to holders of the McNeil Class B Interest pursuant to Sections 8.1(b)(ix) and 8.1(c)(x).

         "McNeil Class C Investment" shall mean an amount equal to the excess, if any, of (A) the portion of McNeil's Initial Capital Contribution that is in excess of the McNeil Threshold Amount and that is paid in cash, over (B) the sum of all distributions to holders of the McNeil Class C Interest pursuant to Sections 8.1(b)(vii) and 8.1(c)(viii); provided, however, that the McNeil Class C Investment shall equal zero if McNeil's Initial Capital Contribution does not equal or exceed $75,000,000 multiplied by the Value Fraction.

         "McNeil Class C Return" shall mean, with respect to the holders of the McNeil Class C Interest, a 13% per annum, annually compounded return on the McNeil Class C Investment. To the extent the McNeil Class C Investment varies during a month, the McNeil Class C Return shall be calculated assuming that all decreases or increases in the McNeil Class C Investment occurred on the first day of such month.

         "McNeil Interest" shall mean collectively, the McNeil Class A Interest, the McNeil Class B Interest and the McNeil Class C Interest.

         "McNeil Investment" shall mean an amount equal to the excess, if any, of (A) the aggregate Capital Contribution of McNeil, subject, in the case of the McNeil Class A Investment only, to adjustment pursuant to Section 6.5, over (B) the sum of all distributions of capital to holders of the McNeil Interest pursuant to Sections 8.1(b)(vii), 8.1(b)(ix), 8.1(c)(viii) and 8.1(c)(x).

         "McNeil Managers" shall have the meaning set forth in Section 3.2(a).

         "McNeil Person" shall mean (i) any and all Affiliates and Subsidiaries of McNeil and any and all indirect and direct holders of beneficial interests in McNeil and (ii) in respect of McNeil and each Person specified in clause (i), each of their respective directors, officers, partners, members, employees, controlling persons, agents and representatives.

         "McNeil Portion" shall mean an amount equal to the sum of all distributions which would be required to be made to the holders of the McNeil Interest pursuant to Section 8.1(c), calculated as if the amount of funds being distributed pursuant to Section 8.1(c) is equal to the aggregate cash and non-cash consideration (using the Appraised Value) being paid to all of the Members in the Proposed Company Transaction.

         "McNeil Threshold Amount" shall mean an amount equal to $70,000,000, multiplied by the Value Fraction.

         "McREMI" shall mean McNeil Real Estate Management, Inc., a Delaware corporation.

         "McREMI Assets" shall have the meaning ascribed to such term in the Master Agreement.

         "Member-Funded Debt" shall mean any non-recourse debt of the Company that is loaned or guaranteed by any Member and/or is treated as Member non-recourse debt with respect to a Member under Treasury Regulations Section 1.704-2(b)(4).

         "Members" shall mean, Whitehall, McNeil and any Person who is admitted as a Member pursuant to Section 9.2 hereof.

         "Minimum Gain" shall mean an amount equal to the excess of the principal amount of debt, for which no Member is liable ("non-recourse debt"), over the adjusted basis of the Company Assets encumbered by such nonrecourse debt which represents the minimum taxable gain that would be recognized by the Company if the nonrecourse debt were foreclosed upon and the Company Assets were transferred to the creditor in satisfaction thereof, and which is referred to as "minimum gain" in Treasury Regulations Section 1.704-2(b)(2). A Member's share of Minimum Gain shall be determined pursuant to Treasury Regulations Section 1.704-2.

         "Multifamily Properties" shall mean those Properties listed on Schedule 5 hereto. [List all properties of all Participating McNeil Partnerships not designated as "Commercial Properties" on Annex E to the Master Agreement.]

         "Net Cash Flow" shall mean, for any period, the excess of Gross Operating Income over Gross Operating Expenses for such period, less Working Capital Reserves and Recurring Replacement Reserves.

         "Net Proceeds from Capital Transactions" shall mean in the case of any Capital Transaction, the gross proceeds from such Capital Transaction, after deducting therefrom: (i) all costs and fees incurred by the Company in connection with such Capital Transaction, including, without limitation, the Portfolio Advisory Incentive Fee, (ii) reserves for contingent liabilities in connection with such Capital Transaction, the amount of which reserves shall be determined in good faith by the Board of Managers and (iii) Working Capital Reserves and Recurring Replacement Reserves.

         "Net Working Capital Amount" shall mean, with respect to a Participating McNeil Partnership, the excess of the Positive Excess Cash Balance of such Participating McNeil Partnership over the cash on hand of such Participating McNeil Partnership immediately prior to the Effective Time.

         "Officers" shall mean the Persons appointed as officers of the Company from time to time by the Board of Managers, but no such Person shall be deemed an Officer after such Person is removed as an Officer, which removal of any Officer is subject to the sole discretion of the Board of Managers with or without cause.

         "Organizational Document" shall mean, with respect to any Person: (i) in the case of a corporation, such Person's certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person's authorized shares of capital stock; (ii) in the case of a partnership, such Person's certificate of limited partnership, partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests; (iii) in the case of a limited liability company, such Person's certificate of formation or articles of organization, limited liability company operating agreement or other document affecting the rights of holders of limited liability company interest; or (iv) in the case of any other legal entity, such Person's organizational documents and all other documents affecting the rights of holders of equity interests in such Person.

         "Original LLC Agreement" shall mean the Limited Liability Company Operating Agreement of the Company, dated as of June 17, 1999, by Whitehall as the sole member thereof.

         "Percentage Interest" shall mean as of any date with respect to any Member, the percentage obtained when such Member's Investment is divided by the aggregate Investment of all Members, as such percentage may be adjusted from time to time pursuant to the terms hereof.

         "Person" shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

         "Pledged Interests" shall have the meaning ascribed to such term in the Indemnification Agreement.

         "Portfolio Advisor" shall mean Archon or such other portfolio advisor as the Board of Managers shall select.

         "Portfolio Advisory Agreement" shall mean the agreement between the Company and the Portfolio Advisor in respect of the management of the assets of the Company as contemplated herein, which agreement shall initially be that certain Portfolio Advisory Agreement, dated as of the date hereof between the Company and Archon, in the form attached hereto as Exhibit A, and any supplement, amendment, renewal or replacement thereof.

         "Portfolio Advisory Fee" shall mean the fee payable monthly to the Portfolio Advisor pursuant to the Portfolio Advisory Agreement, the amount of which shall be equal to 1.0% per annum of the Average Monthly Balance of the Company Assets. To the extent Net Cash Flow is not sufficient to pay the Portfolio Advisory Fee with respect to a given month in accordance with Section 8.1(b)(iv), the amount not paid shall accrue at a rate equal to six percent (6%) per annum (compounded annually) and shall be paid as provided under Sections 8.1(b)(iv) and 8.1(c)(v).

         "Portfolio Advisory Incentive Fee" shall mean the fee payable by the Company to the Portfolio Advisor for overseeing the disposition of each Property, which fee shall be in an amount equal to 25 basis points multiplied by the Consideration received by the Company or its Subsidiaries in connection with such disposition. "Consideration" shall mean (x) with respect to the sale of a Property, the gross sales price (i.e., before deduction, for example, but without limitation, of brokerage charges, property or transfer taxes or other similar charges) payable to the Company for such Property, less the amount of any purchase money mortgage loan granted by the Company or its Subsidiaries, and
(y) with respect to any purchase money mortgage loan granted by the Company or its Subsidiaries, all payments of principal and interest if and when collected by the Company or its Subsidiaries.

         "Preferred Equity Financing" shall mean, from time to time, (i) the aggregate amount of debt owed by the Company and/or one or more of its Subsidiaries and secured by equity interests in one or more of the Company's Subsidiaries and (ii) the aggregate amount of preferred equity issued by one or more of the Company's Subsidiaries, which by its terms has a final redemption or maturity date.

         "Preferred Equity Financing Documents" shall mean those agreements, pledges, guaranties and other documents evidencing the rights of a holder of Preferred Equity Financing.

         "Preferred Equity Financing Foreclosure" shall mean the exercise of rights or remedies by the holder of any Preferred Equity Financing which may include such holder causing a Proposed Multifamily Transaction, a Tax Event Transaction or a Proposed Company Transaction to occur after such holder has obtained management control over one or more of the Company's Subsidiaries that is the subject of such transaction.

         "Preferred 14% Return" shall mean, with respect to the holders of the McNeil Class A Interest, the McNeil Class B Interest and the Whitehall Class A Interest, a 14% per annum, annually compounded return on the McNeil Class A Investment, the McNeil Class B Investment and the Whitehall Class A Investment, respectively. To the extent the McNeil Class A Investment, the McNeil Class B Investment and the Whitehall Class A Investment vary during a month, the Preferred 14% Return with respect to such Investment shall be calculated based on the assumption that all decreases or increases in such Investment occurred on the first day of such month.

         "Preferred 15% Return" shall mean, with respect to the holders of the McNeil Class A Interest, the McNeil Class B Interest and the Whitehall Class A Interest, a 15% per annum, annually compounded return on the McNeil Class A Investment, the McNeil Class B Investment and the Whitehall Class A Investment, respectively. To the extent the McNeil Class A Investment, the McNeil Class B Investment and the Whitehall Class A Investment vary during a month, the Preferred 15% Return with respect to such Investment shall be calculated based on the assumption that all decreases or increases in such Investment occurred on the first day of such month.

         "Profits" shall have the meaning set forth in Section 7.2.

         "Property" shall mean each real property now or hereafter owned by the Company or any of its Subsidiaries, together with all buildings and improvements situated thereon and personal property owned by the Company or its Subsidiaries related thereto.

         "Property Management Fee" shall mean the management fee payable to each Property Manager pursuant to the applicable management agreement.

         "Property Manager" shall mean with respect to a Property, subject to
Section 4.12, Management LLC or such other property manager as the Board of Managers shall select to manage such Property.

         "Proposed Change of Control Transaction" shall mean any one or a series of the following transactions following the consummation of which shall result in (x) Whitehall owning a Percentage Interest in the Company that is less than 50% of the Percentage Interest in the Company owned by Whitehall on the date hereof or (y) Whitehall not having the right to designate at least three of the five Managers:

         (i) any Transfer (other than Transfers permitted pursuant to Section 9.1(a)); or

         (ii) any capital reorganization of the Company (including an extraordinary dividend (other than a cash dividend)), consolidations of Interests, combination or substitution of Interests, Interest exchange, conversion or cancellation of Interests, or securitization and subsequent public offering of Interests.

         "Proposed Company Transaction" shall mean any one or a series of the following transactions: (i) any merger, consolidation, amalgamation, business combination, recapitalization or reorganization involving the Company or all or substantially all of the Company's Subsidiaries (excluding any such transaction which does not involve third Persons); (ii) any split-up, spin-off or other corporate division involving the Company or all or substantially all of the Company's Subsidiaries;
(iii) any transaction similar to those described in clause (i) or (ii) above involving the Company or all or substantially all of the Company's Subsidiaries; or (iv) any sale, assignment, conveyance (other than the granting of a mortgage), lease (other than in the ordinary course of the Company's business), transfer or other disposition of all or substantially all of the Company Assets; provided, however, that a Preferred Equity Financing shall not be considered a Proposed Company Transaction.

         "Proposed Multifamily Transaction" shall mean any of the following: (i) any merger, consolidation, amalgamation, business combination, recapitalization or reorganization involving one or more Multifamily Properties; (ii) any split-up, spin-off or other corporate division involving one or more Multifamily Properties; (iii) any sale, assignment, conveyance (excluding the granting of a mortgage), lease (excluding leases entered into in the ordinary course of the Company's business), transfer or other disposition, in one or a series of transactions, of one or more of the Multifamily Properties; and (iv) any proposal, plan or intention by or on behalf of the Company to do any of the foregoing or any agreement to engage in any of the foregoing entered into by or on behalf of the Company or otherwise binding upon the Company; provided, however, that a Preferred Equity Financing shall not be considered a Proposed Multifamily Transaction.

         "Recurring Replacement Reserves" shall mean an amount reserved each month by the Company from its Gross Operating Income and its proceeds from Capital Transactions for the payment of Working Capital Expenses, the amount of which reserve shall be determined in good faith by the Board of Managers but which in no event shall exceed an aggregate amount equal to the sum of (i) $250 per annum per unit contained in the Multifamily Properties and (ii) $0.20 per annum per gross square foot contained in the Commercial Properties.

         "Senior Indebtedness" shall mean, from time to time, the aggregate amount of debt for borrowed money owed by the Company and/or its Subsidiaries that is secured by one or more of the Properties, secured by any of the other Company Assets or unsecured.

         "Shortfall Agreement" shall mean the letter agreement between Whitehall XI and MPLP, in the form attached hereto as Exhibit B.

         "Subsidiary" of (i) the Company shall mean each of the Participating McNeil Partnerships and (ii) any Person (including the Company) shall mean any other Person more than 50% of the equity of which is owned, directly or indirectly, by such first Person or a Subsidiary of such first Person or over which such first Person or a Subsidiary of such first Person directly or indirectly has the right to appoint a majority of the board of directors, the board of managers or other relevant governing body.

         "Tax Event Transaction" shall mean any of the following: (i) any merger, consolidation, amalgamation, business combination, recapitalization or reorganization involving the Company or one or more of its Subsidiaries (other than (1) any such transaction which does not involve third Persons and (2) any such transaction which is effected solely for the purpose of selling one or more Commercial Properties); (ii) any split-up, spin-off or other corporate division involving the Company or its Subsidiaries (other than any such transactions which is effected solely for the purpose of selling one or more Commercial Properties); (iii) any Transfer (other than Transfers permitted pursuant to Section 9.1(a) or 9.1(b)) or any capital reorganization involving the Company (including without limitation an extraordinary dividend, consolidation of Interests, combination or substitution of Interests, Interest exchange, conversion or cancellation of Interests, or securitization and subsequent public offering of Interests, but excluding any Preferred Equity Financing involving one or more of the Company's Subsidiaries);
(iv) any Proposed Change of Control Transaction prior to the fifth anniversary of the Closing Date; and (v) any proposal, plan or intention by or on behalf of the Company or Whitehall to do any of the foregoing or any agreement to engage in any of the foregoing entered into by or on behalf of the Company or Whitehall or otherwise binding upon the Company or Whitehall.

         "Tax Gross-Up Amount" shall equal the excess of the Tax Amount over the Present Value Amount determined as follows: (a) the "Tax Amount" shall equal the "Gain Amount" multiplied by the highest combined marginal federal, state and local income tax rate applicable to an individual residing in any place of residence of Robert A. McNeil or Carole J. McNeil (taking into account amount and character of the gain) for the taxable year of the Tax Event Transaction or any distributions relating thereto; (b) the "Gain Amount" shall equal income and gain recognized by McNeil (or any Transferee of all or any portion of the McNeil Interest pursuant to Section 9.1) as a result of the Tax Event Transaction or any distributions relating thereto; and (c) the "Present Value Amount" shall equal the present value of a hypothetical Tax Amount, calculated using the following assumptions: (1) the discount rate used to determine the net present value is equal to the 30 day Treasury bill rate at the time of the payment of the Full Pre Lock-out Payment; (2) the Gain Amount consists of the sum of (A) monthly allocations of ordinary income necessary to support the Preferred 14% Return with respect to the McNeil Class A Interest and the McNeil Class B Interest, allocated at the end of each calendar month from the date of the Tax Event Transaction to and including the fifth anniversary of the Closing Date, and (B) the remaining income and gain that would have been recognized by McNeil (or any Transferee of all or any portion of the McNeil Interest pursuant to Section 9.1) as if the Tax Event Transaction had occurred on the fifth anniversary of the Closing Date.

         "Tax Matters Member" shall mean Whitehall.

         "Total CapEx Debt to Total CapEx Cost Ratio of the Company" shall mean as of any date of determination, a fraction expressed as a percentage that results from dividing (A) the total amount of all Senior Indebtedness and all Preferred Equity Financing incurred from and after the Effective Time to fund Working Capital Expenses by (B) the sum of (1) all Additional Capital Contributions used to fund Working Capital Expenses and (2) the total amount of all Senior Indebtedness and all Preferred Equity Financing incurred from and after the Effective Time to fund Working Capital Expenses.

         "Total Debt to Total Cost Ratio of the Company" shall mean as of any date of determination, a fraction expressed as a percentage that results from dividing (A) the total amount of all Senior Indebtedness and all Preferred Equity Financing outstanding as of the

Effective Time by (B) the sum of (1) Whitehall's Initial Capital Contribution,
(2) McNeil's Initial Capital Contribution and (3) the total amount of all Senior Indebtedness and all Preferred Equity Financing outstanding as of the Effective Time.

         "Transfer" shall mean with respect to any Member, (i) any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of all or any portion of the Interest of such Member or the proceeds thereof (whether voluntarily, involuntarily, by operation of law or otherwise) and (ii) any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of any stock, partnership interest, beneficial interest or other ownership interest in such Member (whether directly or indirectly or whether voluntarily, involuntarily, by operation of law or otherwise); provided, however, that (1) with respect to the foregoing clause (i), any pledge or hypothecation by a Member of its Interest in connection with a bona fide financing transaction shall not be considered to be a Transfer (it being understood that any foreclosure upon any pledge or hypothecation or comparable collateralization of a Member's Interest shall be deemed to be a Transfer for purposes of this Agreement); and (2) with respect to the foregoing clause (ii), that a Transfer shall not include any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of all or any portion of the direct or indirect ownership interests in (x) Whitehall XI (so long as (A) The Goldman Sachs Group, Inc. and/or its successors and assigns, including any Person that succeeds to all or substantially all of the business currently conducted by The Goldman Sachs Group, Inc. or its Affiliates continues directly or indirectly to control Whitehall XI, and (B) Whitehall XI continues to control Whitehall), (y) Archon and (z) McNeil (provided that the other party in any such transaction is any Person specified in Sections 9.1(b)(i), 9.1(b)(ii), 9.1(b)(iii), 9.1(b)(iv) or 9.1(b)(v)).

         "Transferee" shall mean any Person to whom a Member (or Transferee) is permitted to Transfer all or a portion of such Member's Interest pursuant to
Section 9.1(a) or 9.1(b) hereof.

         "Treasury Regulations" shall mean the regulations promulgated under the Code, as such regulations are in effect on the Closing Date.

         "Value Fraction" shall mean a fraction (x) the numerator of which is the amount equal to the sum of the Per Partnership Allocated Values for each Participating McNeil Partnership and (y) the denominator of which is the Total Allocated Partnership Value.

         "Whitehall" shall have the meaning set forth in the first paragraph of this Agreement.

         "Whitehall XI" shall mean Whitehall Street Real Estate Limited Partnership XI, a Delaware limited partnership.

         "Whitehall Class A Interest" shall mean the membership Interests in the Company that entitle the holder thereof to distributions pursuant to Sections 8.1(b)(v), 8.1(b)(viii), 8.1(b)(ix), 8.1(b)(x), 8.1(c)(vi), 8.1(c)(ix),
8.1(c)(x) and 8.1(c)(xi) in respect of the Whitehall Class A Investment.

         "Whitehall Class B Interest" shall mean the membership Interests in the Company that entitle the holder thereof to distributions pursuant to Sections 8.1(b)(i), 8.1(b)(vi), 8.1(c)(ii) and 8.1(c)(vii) in respect of the Whitehall Class B Investment.

         "Whitehall Class A Investment" shall mean an amount equal to the excess, if any, of (A) the difference determined by subtracting (x) the sum of
(1) the Whitehall Class B Investment as of the Closing Date and (2) that portion of any Additional Capital Contribution made by Whitehall that is included in the Whitehall Class B Investment from (y) Whitehall's Capital Contribution, over (B) the sum of all distributions made to holders of the Whitehall Class A Interest pursuant to Sections 8.1(b)(ix) and 8.1(c)(x).

         "Whitehall Class B Investment" shall mean that portion of Whitehall's Capital Contribution equal to the excess, if any, of (A) the lesser of (x) the sum of (1) that portion of Whitehall's Initial Capital Contribution that, if treated as Preferred Equity Financing, would cause the Total Debt to Total Cost Ratio of the Company to equal 80% and (2) that portion of any Additional Capital Contribution made by Whitehall used to fund Working Capital Expenses that, if treated as Preferred Equity Financing, would cause the Total CapEx Debt to Total CapEx Cost Ratio of the Company to equal 80% and (y) 105% of the sum of the amounts relating to the Participating McNeil Partnerships set forth on Schedule 6, over (B) the sum of all distributions to holders of the Whitehall Class B Interest pursuant to Sections 8.1(b)(vi) and 8.1(c)(vii). Except for any portion of an Additional Capital Contribution made by Whitehall which is treated as a part of the Whitehall Class B Investment pursuant to clause (A)(x)(2) above, all portions of any Additional Capital Contributions made by Whitehall shall be treated as part of the Whitehall Class A Investment. Notwithstanding anything to the contrary in this definition of "Whitehall Class B Investment", in no event shall the aggregate amount of Capital Contributions included as part of the Whitehall Class B Investment exceed [105% of the sum of the amounts relating to the Participating McNeil Partnerships set forth on Schedule 6].

         "Whitehall Class B Return" shall mean, with respect to the holder of the Whitehall Class B Interest, a 14% per annum, annually compounded return on the Whitehall Class B Investment. To the extent the Whitehall Class B Investment varies during a month, the Whitehall Class B Return shall be calculated assuming that all decreases or increases in the Whitehall Class B Investment occurred on the first day of such month.

         "Whitehall Interest" shall mean collectively, the Whitehall Class A Interest and the Whitehall Class B Interest.

         "Whitehall Investment" shall mean an amount equal to the excess, if any, of (A) the aggregate Capital Contribution of Whitehall, subject to adjustment, in the case of Whitehall Class A Investment only, pursuant to
Section 6.5, over (B) the sum of all distributions of capital to holders of the Whitehall Interest pursuant to Sections 8.1(b)(vi), 8.1(b)(ix), 8.1(c)(vii) and 8.1(c)(x). The Initial Working Capital Contribution with respect to Whitehall and any other Additional Capital Contributions with respect to Whitehall shall not be treated as a Capital Contribution by Whitehall and shall not be included in the calculation of its Whitehall Class B Return, Preferred 14% Return, Preferred 15% Return or Percentage Interest until such amount is funded by Whitehall.

         "Whitehall Managers" shall have the meaning set forth in Section
3.2(a).

         "Working Capital Expenses" shall mean costs and expenses incurred by the Company and its Subsidiaries in connection with capital improvements, tenant improvements, leasing commissions, and environmental remediation at the Properties and in connection with debt service shortfalls on any indebtedness of the Company or any of its Subsidiaries or any debt service shortfalls on Preferred Equity Financing.

         "Working Capital Reserves" shall mean the amount reserved by the Company out of its Gross Operating Income and its proceeds from Capital Transactions each month for the payment of Working Capital Expenses and any other expenses of the Company and its Subsidiaries, the amount of which reserve shall be determined by the Board of Managers in good faith, but which shall be equal to $0 until such time as Whitehall shall have contributed the entire Initial Working Capital Contribution to the capital of the Company.

         1.2 Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (a) the terms defined in this Article (or elsewhere herein) include both the plural and the singular;

               (b) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

               (c) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation;" and

               (d) when a reference is made in this Agreement to a Section or Article, such reference shall be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary.

         1.3 Definitions from Master Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Master Agreement.


                                   ARTICLE 2.

                          THE COMPANY AND ITS BUSINESS

         2.1 Effectiveness of the Agreement; Continuation. On June 17, 1999, the Company was formed as a Delaware limited liability company pursuant to the Certificate of Formation executed and filed by Whitehall in the Office of the Secretary of State of the State of Delaware pursuant to the provisions of the LLCA. Notwithstanding anything to the contrary contained herein or in the Original LLC Agreement, this Agreement shall become effective upon the Effective Time. The Original LLC Agreement shall continue in full force and effect and shall govern the operation of the Company at all times prior to the Effective Time. The Members hereby agree to continue the Company as a limited liability company pursuant to the provisions of the LLCA, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions hereinafter set forth. The Members agree that the rights and liabilities of the Members shall be as provided in the LLCA except as otherwise herein expressly provided. Whitehall (as an authorized person pursuant to the LLCA) shall file and record any amendments and/or restatements to the Certificate of Formation and such other ministerial documents as may be required or appropriate under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business as a result of the execution of this Agreement. Whitehall (as an authorized person pursuant to the LLCA) has caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware. A photocopy of each such document has been delivered to and ratified and approved by each Member. Each Member is hereby admitted as a Member of the Company as of the Effective Time and, by its execution and delivery of this Agreement, agrees to be bound by the Certificate of Formation and the terms and provisions of this Agreement.

         2.2 Company Name. The business of the Company shall continue to be conducted under the name of "WXI/McN Realty L.L.C." in the State of Delaware and under such name or such assumed names as the Board of Managers deem necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify. Legal and beneficial title to any properties, real and personal, which may at any time during the term of the Company be owned or leased by the Company shall be held in the name of the Company or any of its Subsidiaries.

         2.3 Term. The term of the Company commenced on June 17, 1999 and shall continue in full force and effect until terminated following dissolution on December 31, 2015 or such earlier date of dissolution as hereinafter provided.

         2.4 Amendments to Certificate of Formation. Whitehall shall have the power and authority to execute and file any required amendments to the Certificate of Formation and shall do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the LLCA and other laws of the State of Delaware or any other applicable law; provided, however, that nothing in this Section 2.4 shall, or shall be construed to, grant Whitehall the authority or power to unilaterally amend this Agreement or any term or provision hereof. The Company shall, upon request, provide any Member with copies of each amendment, restatement or other document as executed, filed or recorded, as the case may be.

         2.5 Business; Scope of Members' Authority.

             (a) The Company has been organized solely for the purpose of (i) acquiring, holding, financing, refinancing, maintaining and managing the McREMI Assets, (ii) acquiring, holding, financing, refinancing and managing the interests in the Participating McNeil Partnerships and (iii) directly or indirectly, owning, financing, refinancing, managing, maintaining, operating, improving, leasing, selling and otherwise disposing of the Properties. The Company is empowered under law to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company, including, without limitation, full power and authority, directly or indirectly (including through its Subsidiaries), to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by any mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop any real property (or any interest therein), and sell, transfer and dispose of any such real property.

             (b) Except as otherwise expressly and specifically provided in this Agreement, no Member shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member. Neither the Company nor any Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the Effective Time, except that (i) the Company (but not any Member) shall be responsible and liable for those responsibilities, liabilities, indebtedness, and obligations assumed or incurred by the Company at and after the Effective Time pursuant to the terms of the Master Agreement and (ii) Whitehall (and not McNeil) shall be solely responsible and liable for those responsibilities, liabilities, indebtedness and obligations assumed or incurred by the Company prior to the Effective Time other than (1) those responsibilities, liabilities, indebtedness and obligations assumed or incurred by the Company pursuant to Sections 7.6, 7.10 and 7.15 of the Master Agreement and (2) the indebtedness incurred by the Company solely to fund the payment of the Funding Amount (as defined in the Equity Commitment Letter).

         2.6 Principal Office; Mailing Address; Registered Agent. The principal office and mailing address of the Company shall be c/o Whitehall Street Real Estate Limited Partnership XI, 100 Crescent Court, Dallas, Texas 75201. The Company may change its place of business or mailing address or both to such location or locations as may at any time or from time to time be determined by Whitehall. The name and address of the registered agent upon whom process against the Company may be served is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

         2.7 Fiscal Year. The Fiscal Year shall end on December 31 in each year; provided, however, that upon dissolution of the Company, the Fiscal Year shall end on the date of such dissolution.

         2.8 Company Property. No Company Assets shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the Company. The Interests of the Members in the Company shall constitute personal property.

         2.9 No State Law Partnership. The Members intend that the Company not be a partnership, limited partnership or joint venture and that no Member be a partner or joint venturer of any other Member for any purposes other than applicable tax laws. This Agreement shall not be construed to suggest otherwise.

         2.10 Names and Addresses of Members. The names and addresses of the Members are as follows:

                  WXI/MNL Real Estate, L.L.C.
                  c/o Whitehall Street Real Estate
                      Limited Partnership XI
                  c/o WH Advisors, LLC XI
                  85 Broad Street
                  New York, New York  10004
                  Attn:  Chief Financial Officer

                  McNeil Partners, L.P.
                  c/o Robert and Carole McNeil
                  229 Polhemus Avenue
                  Atherton, California  94027
                  Telecopier No:  (650) 323-0720

                  with copies to:

                  Robert and Carole McNeil
                  1001 California Street, #600
                  San Francisco, California  94018
                  Telecopier No.:  (415) 441-2380

                  and

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention:  Martha E. McGarry, Esq.
                  Telecopier No.:  (212) 735-2000

         2.11 Representations by Members. Each Member represents, warrants, agrees and acknowledges as of the date hereof that:

               (a) it is a corporation, limited partnership or limited liability company, as applicable, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite corporate, limited partnership or limited liability company power and authority to enter into this Agreement, to acquire and hold its Interest and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement by such Member has been duly authorized by all necessary corporate, limited partnership or limited liability company action on the part of such Member;

               (b) the execution and delivery of this Agreement by such Member and the performance of its obligations hereunder will not (i) conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, (ii) conflict with or violate any of the provisions of its Organizational Documents, or (iii) violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or official applicable to such Member or its property or assets; such Member has obtained each consent, approval, authorization or order of any court or governmental agency or body required for the execution and delivery of this Agreement by such Member and performance by such Member of its obligations hereunder;

               (c) there is no action, suit or proceeding pending against such Member or, to its knowledge, threatened in any court or by or before any other governmental agency or instrumentality that would prohibit its entering into, or that could have a material adverse effect on its ability to perform its obligations under, this Agreement;

               (d) assuming the due execution and delivery of this Agreement by the other Member, this Agreement is a binding agreement on the part of such Member enforceable in accordance with its terms against such Member;

               (e) neither it nor any of its Affiliates has employed any broker or finder, or incurred any liability for any brokerage commission or finder's fee, in connection with the sale or contribution of the McREMI Assets or interests in the Participating McNeil Partnerships to the Company or any of the other transactions contemplated by this Agreement or the Master Agreement except for PaineWebber Incorporated, Eastdil Realty Company and Robert A. Stanger & Co., Inc., whose fees shall be paid by one or more of McNeil and the Participating McNeil Partnerships, and Houlihan, Lokey, Howard & Zukin and Susan Barlow, all of whose fees shall be paid by McNeil; and

                  (f) (i) such Member and each of its beneficial owners is an "accredited investor" (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended) and (ii) such Member is acquiring its Interest as a member in the Company for its own account, for investment purposes only, and not with a view to the distribution or resale thereof, in whole or in part.

Each Member agrees that it will not make any Transfer, or solicit offers to buy from or otherwise approach or negotiate in respect thereof with any Person or Persons whomsoever, all or any portion of its Interest in any manner that would violate or cause the Company or any Member to violate applicable federal or state securities laws.

         2.12 Additional Representations by Whitehall. Whitehall further represents, warrants, agrees and acknowledges to McNeil as of the date hereof that:

               (a) The Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as conducted prior to the Effective Time and is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business prior to the Effective Time or the ownership, leasing or use of its properties makes such qualification or licensing necessary. The Company has delivered to McNeil complete and correct copies of the Original LLC Agreement and the Certificate of Formation, as each has been amended or supplemented to the date of this Agreement.

               (b) The Company was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Master Agreement and has not engaged in any business activities or conducted any operations other than as expressly provided for in the Master Agreement. Other than the Transitory Partnerships and the Company LLCs upon their formation, the Company has never owned any capital stock or other equity interests in any other Person. Prior to the contributions described in Section 2.3(a) of the Master Agreement and in Section 6.1 of this Agreement, the Company will have no assets or liabilities or obligations whatsoever (other than the rights and obligations pursuant to the Master Agreement, this Agreement and the Commitment Letter).

         2.13 Additional Representations by McNeil. McNeil further represents, warrants, agrees and acknowledges to Whitehall as of the date hereof that:

               (a) Immediately prior to the contributions described in Section 2.3(a) of the Master Agreement, MPLP had good and valid title to all of the GP Interests in each Participating McNeil Partnership, the McREMI Assets and the LP Interests in each of Fairfax and Summerhill (to the extent such McNeil Partnerships are Participating McNeil Partnerships) in each case free and clear of all Liens.

               (b) Upon the occurrence of the contributions described in Section 2.3(a) of the Master Agreement, the GP Interests in each Participating McNeil Partnership, the McREMI Assets and the LP Interests in each of Fairfax and Summerhill (to the extent such McNeil Partnerships are Participating McNeil Partnerships) shall have been contributed, transferred or otherwise assigned, at the direction of the Company, to one or more of the Company or its wholly owned Subsidiaries, in any such case, free and clear of all Liens (other than Liens relating to Non-Terminated Loans).

         2.14 Indemnification. The representations, warranties and covenants of the Members set forth in Sections 2.11, 2.12 and 2.13 are made as of the Effective Time and shall survive the Effective Time indefinitely. Each Member agrees to indemnify, defend, and hold the Company and the other Members harmless against all claims, demands, actions, obligations, causes of action, losses and expenses, including reasonable fees and expenses of counsel, suffered or incurred by, or asserted against, any of them relating to or arising from any inaccuracy in or breach of the representations, warranties or covenants made by such Member in Sections 2.11, 2.12 and 2.13.

                                   ARTICLE 3.

                 MANAGEMENT OF COMPANY BUSINESS; MAJOR DECISIONS

         3.1 Management Generally.

             (a) The management of the Company shall be vested exclusively in a board of five (5) managers (each manager, a "Manager" and, collectively, the "Board of Managers"). Except as expressly set forth herein to the contrary, the Members, in their capacity as members of the Company, shall have no part in the management or control of the Company and shall have no authority or right to act on behalf of or bind the Company in connection with any matter. Each of the Members agrees that all determinations, decisions, and actions made or taken by or on behalf of the Board of Managers in accordance with the terms of this Agreement and applicable law shall be conclusive and binding upon the Company, the Members, and their respective successors, assigns, and personal representatives.

             (b) Without in any way limiting the foregoing, but subject to
Section 3.8, the Board of Managers shall have the exclusive right to decide (affirmatively or negatively) all material matters relating to the Company, its Subsidiaries and the Properties, including, without limitation, matters (collectively, the "Major Decisions") regarding:

                    (i) the sale, financing or refinancing of any one or more of the Properties;

                    (ii) capital or other expenditures;

                    (iii) terminating or modifying commercial leases and entering into new commercial leases;

                    (iv) concessions granted to tenants (including free rent and tenant improvements) in connection with any commercial lease;

                    (v) subject to Section 4.9, the filing of a petition in Bankruptcy or similar proceedings;

                    (vi) tenant leases and other expenses;

                    (vii) settling any litigation or arbitration;

                    (viii) investments of cash of the Company or any of its Subsidiaries;

                    (ix) entering into service contracts not contemplated by the applicable approved Business Plan;

                    (x) engagement of Property Managers;

                    (xi) approval of the standard lease form used for each Commercial Property and the standard lease form for each Multifamily Property, and approval of any lease that deviates substantially from the applicable standard form;

                    (xii) any call for the making of Additional Capital Contributions by Whitehall;

                    (xiii) subject to the terms and provisions of this Agreement, any decision relating to the distribution of cash and allocation of taxable income and loss;

                    (xiv) modifications to the insurance program required by the applicable approved Business Plan; and

                    (xv) subject to the terms and provisions of this Agreement, setting reserves.

         3.2 Managers and Officers: Number, Appointment, Removal,
Qualifications, Etc.

              (a) The total number of Managers shall at all times equal five. Whitehall shall at all times be entitled to designate three of the five Managers (the "Whitehall Managers") to serve until the first annual meeting of Members and until each such Manager's successor has been elected and qualified and Whitehall shall have the right to elect three Managers upon each annual election of Managers. McNeil shall at all times be entitled to designate two of the five Managers (the "McNeil Managers") to serve until the first annual meeting of Members and until each such Manager's successor has been elected and qualified and McNeil shall have the right to elect two Managers upon each annual election of Managers.

              (b) No Manager may be removed from office (with or without cause) without the consent of the Member who elected such Manager. Each Member shall have the sole right to remove, at any time and for any reason with or without cause, any Manager appointed by such Member and to appoint a successor Manager to fill any vacancy caused by the removal, resignation, death or incapacity of any Manager appointed by such Member. Each Member agrees to fill any such vacancy as soon as practicable and agrees that it will use its best efforts to fill any such vacancy within 30 days of such vacancy. Each Member agrees to give the Company and the other Member prompt written notice of any appointment or removal of any of its Managers.

              (c) Whitehall shall have the right to designate one of the five Managers as Chairman of the Board of Managers. The Chairman shall preside over meetings of the Board of Managers. The Chairman shall at all times be a Manager of the Company. Except to preside over meetings of the Board of Managers, the Chairman by virtue of such title shall have no other authority or power not possessed by the other Managers. If no Chairman is designated by Whitehall, or if at any meeting of the Board of Managers the Chairman is not present within fifteen minutes after the time appointed for holding such meeting, any Whitehall Manager present may choose one of their number to preside over such meeting as chairman.

              (d) The Board of Managers may appoint the Officers of the Company, which may consist of, among other officers, a President, a Secretary and a Treasurer. The Board of Managers may also appoint such other Officers and agents as it shall deem necessary or advisable. All Officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Managers. Any two or more offices may be held by the same person. An Officer of the Company shall hold office until his or her successor is duly appointed and qualified or until his or her death, resignation or removal from office. Any Officer appointed by the Board of Managers may be removed at any time, with or without cause, by the affirmative vote of the majority of the Board of Managers. Any vacancy occurring in any office of the Company shall be filled by the Board of Managers.

              (e) Any Manager designated pursuant to this Section 3.2 shall assume the powers, duties and obligations of a Manager as provided under this Agreement and of a manager under the LLCA and shall be subject to the terms hereof and thereof.

              (f) The Board of Managers shall have the right to delegate authority to the Officers, provided that the Board of Managers does not delegate the authority to make any decision regarding the matters described in Section 3.1(b)(i), 3.1(b)(v), 3.1(b)(xii), 3.1(b)(xiii), 3.1(b)(xv) or 3.8 or any matter which by the terms of this Agreement requires a Super Majority Vote or the consent of McNeil.

         3.3 Committees. The Board of Managers shall not have the power to create committees.

         3.4 Managers' Expenses. Except as agreed to between the Members, each Member shall bear all costs incurred by the Managers designated by such Member and no Manager shall be entitled to any compensation from the Company or its Subsidiaries for serving in the capacity as a Manager or as the Chairman of the Board of Managers.

         3.5 Meetings of Managers.

              (a) The Board of Managers shall meet not less frequently than quarterly, upon written notice duly given by any Whitehall Manager to all Managers, provided that any failure to so meet shall not give rise to any presumption or inference that the Members shall have any liability for the obligations of the Company; and provided further that if a meeting has not been called by a Whitehall Manager within 60 days after the last day of the immediately preceding fiscal second quarter or fiscal year end, as the case may be, any McNeil Manager may give notice to all Managers of such meeting.

              (b) Notwithstanding anything to the contrary contained herein or in the LLCA, subject to the proviso in Section 3.5(a), the Board of Managers shall meet upon the request of any Whitehall Manager conveyed in writing to each other Manager, at a time no fewer than three (3) and no more than ten (10) days after such notice is given and at a place in New York, New York, Dallas, Texas or such other reasonable place as is specified in such notice; provided, however, that attendance at such meeting may be telephonic.

              (c) To the extent permitted by any applicable law, the Managers, may participate in any meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear and be heard by all other participants, and such participation shall constitute presence in person at such meeting.

              (d) A waiver of notice signed by a Manager shall be deemed equivalent to notice, whether signed before, at or after the meeting. Attendance at a meeting shall constitute a waiver of notice.

              (e) Unless otherwise prohibited by law, any action required or permitted to be taken by the Board of Managers may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all five of the Managers. The resolution and the written consents thereto by the Managers shall be filed with the minutes of the proceedings of the Board of Managers.

         3.6 Quorum. At all meetings of the Board of Managers three out of the five Managers shall constitute a quorum for the transaction of business; provided, however, that any Whitehall Manager shall have the right to represent and vote the interests of one or both of the other Whitehall Managers and either McNeil Manager shall have the right to represent and vote the interests of the other McNeil Manager, in which event the absent Managers shall be deemed present for purposes of constituting a quorum. In the event that at any meeting of the Managers a quorum shall not be present, the Managers present may adjourn the meeting from time to time until a quorum shall be present.

         3.7 Voting Requirements. When action is to be taken by vote of the Board of Managers, each Manager shall be accorded one vote; provided, however, that any Whitehall Manager shall have the right to represent and vote the interests of one or both of the other Whitehall Managers and either McNeil Manager shall have the right to represent and vote the interests of the other McNeil Manager. Except as provided in Section 3.8, all actions of the Board of Managers must be approved by the affirmative vote of at least three of the five Managers (a "Majority Vote").

         3.8 Actions Requiring Super Majority Approval. Notwithstanding any other provision of this Agreement or applicable law to the contrary, each of the Members hereby agrees that neither the Board of Managers nor the Company shall take, and shall not permit any of the Company's Subsidiaries to take, any of the following actions without the approval of at least four (4) of the five (5) Managers (a "Super Majority Vote") (which approval shall not be delegable to any Manager, any committee of the Board of Managers or any Officers of the Company, notwithstanding any other provision of this Agreement or applicable law to the contrary):

          (a) Any amendment or repeal of this Agreement or any term or provision hereof.

          (b) Any Proposed Multifamily Transaction on or prior to the fifth anniversary of the Closing Date, other than (i) a Proposed Multifamily Transaction in which no gain or loss is recognized by McNeil under Section 704(c) of the Code, (ii) as the result of a foreclosure (including a Preferred Equity Financing Foreclosure), the granting of a deed in lieu of foreclosure, condemnation, casualty or Bankruptcy (in each case under this clause (ii), subject to Section 4.9) or (iii) a Proposed Multifamily Transaction that may be deemed to be included in the definition of Tax Event Transaction (which does not involve the disposition of any Commercial Properties).

          (c) Any Tax Event Transaction on or prior to the fifth (5th) anniversary of the Closing Date, other than (A) any Tax Event Transaction resulting from a Preferred Equity Financing Foreclosure and (B) any Tax Event Transaction that results in the holders of the McNeil Interest receiving in the aggregate an amount of cash (on the date of closing of the Tax Event Transaction) equal to the sum of the Full Pre Lock-out Payment and the Tax Gross-Up Amount. The Company shall notify the holders of the McNeil Interest in writing of a Tax Event Transaction within two (2) business days of signing an agreement with respect to a Tax Event Transaction (the "Notice Date").

          (d) Any change in the nature of the Company's business as conducted immediately following the Effective Time.

          (e) Any repayment, refinancing of or amendment to any Loan Agreement, prior to the fifth (5th) anniversary of the Closing Date, to the extent the same would result in McNeil's share of "nonrecourse liabilities" (within the meaning of Treasury Regulation Section 1.752) and "qualified nonrecourse financing" (within the meaning of Section 465 of the Code) being less than the Initial QNL Amount.

          (f) A liquidation or dissolution of the Company except following the disposition of all of the Company Assets.

          (g) Any commencement of Bankruptcy or similar proceedings by the Company or the Board of Managers which involves the Company or a significant number of its Subsidiaries or Properties.

          (h) (i) The admission of a new Member to the Company (other than in accordance with Article 9), (ii) any Transfer (other than Transfers permitted by Section 9.1(a) or 9.1(b)) or (iii) the admission (through one or a series of transactions) of new members, partners or equity holders to a significant number of the Company's Subsidiaries (except with respect to this clause (iii), in connection with a Preferred Equity Financing approved by a Majority Vote of the Board of Managers).

          (i) Entering into or amending any transaction or transactions outside of the ordinary course of business with Goldman, Sachs & Co., Whitehall or Whitehall XI, or any Affiliate (excluding any Subsidiary of the Company) of any of the foregoing, other than (i) retaining Goldman, Sachs & Co. (and/or one or more of its Affiliates) as the Company's exclusive financial and sales advisor for the sale, financing, refinancing, merger, combination, disposition or similar transaction with respect to the Company, some or all of its Subsidiaries or some or all of the Properties (excluding the sale of an individual Property or a portfolio of fewer than five Properties) and (ii) services provided by Archon as Portfolio Advisor or, subject to Section 4.12, as a Property Manager.

          (j) Notwithstanding any exception in clause (i) above, entering into or amending any transaction or transactions with Goldman, Sachs & Co., Whitehall or Whitehall XI, or any Affiliate (excluding any Subsidiary of the Company) of any of the foregoing, which provides for rates or terms (including arrangements relating to compensation, commissions, fees or indemnification) that are not substantially comparable to market rates and terms for comparable services rendered by comparable firms.

          (k) Any transaction following the consummation of which would result in Whitehall or Whitehall XI or any of their respective Affiliates owning any direct or indirect interest in any Subsidiary of the Company (including the Participating McNeil Partnerships and their respective Subsidiaries), other than as a result of the ownership of Company Interests by Whitehall and as a result of Whitehall or one or more Affiliates being the provider of Preferred Equity Financing.

          (l) Each of the Members hereby agrees that the Company's execution and delivery of the Portfolio Advisory Agreement does not require a Super Majority Vote.

         3.9 Role of the Portfolio Advisor and Limitations on Its Authority.

              (a) The Board of Managers shall have the right to delegate to the Portfolio Advisor the right and duty to manage the day-to-day operational affairs of the Company and to implement the decisions made on behalf of the Company by the Board of Managers or any Officers in accordance with the terms of this Agreement and applicable laws and regulations and such other rights and powers as are granted to the Portfolio Advisor hereunder or under the Portfolio Advisory Agreement and as the Board of Managers may from time to time expressly delegate to the Portfolio Advisor; provided, however, that the Board of Managers shall not delegate to the Portfolio Advisor the authority to make any decision regarding the matters described in Section 3.1(b)(i), 3.1(b)(v), 3.1(b)(xii), 3.1(b)(xiii), 3.1(b)(xv) or 3.8 or any matter which by the terms of this Agreement requires a Super Majority Vote or the consent of McNeil.

              (b) Neither McNeil nor any McNeil Manager shall (nor shall McNeil nor any McNeil Manager have any right, power or authority to), without the prior approval of Whitehall, bind or take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for (i) actions authorized under this Agreement, (ii) actions authorized by Whitehall in the manner set forth herein and (iii) actions (excluding the execution of any document on behalf of the Company) which, at the time of the taking of such action, McNeil or any McNeil Manager did not reasonably believe would be binding upon the Company. McNeil shall indemnify and hold harmless the Company and the Members and their Affiliates from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, but not limited to, reasonable attorneys' fees) arising, directly or indirectly, in whole or in part, out of any breach of the provisions of this Section 3.9(b) by McNeil or any McNeil Manager.


                                   ARTICLE 4.

               RIGHTS AND DUTIES OF MEMBERS AND BOARD OF MANAGERS

         4.1 Approved Budget and Business Plan. Prior to the end of each Fiscal Year, the Board of Managers shall review, revise and approve an Annual Budget and a Business Plan for the next succeeding Fiscal Year prepared by the Portfolio Advisor for each Budget Year and any amendments and modifications thereto.

         4.2 Other Activities of the Members.

              (a) Each Member may engage or invest in any other activity or venture or possess any interest therein independently or with others. None of the Members, the Managers, the Officers, the Company or any other Person employed by, related to or in any way affiliated with any Member, any Manager, any Officer or the Company shall have any duty or obligation to disclose or offer to the Company or the Members, or obtain for the benefit of the Company or the Members, any other activity or venture or interest therein. None of the Company, the Members, the creditors of the Company or any other Person having any interest in the Company shall have (A) any claim, right or cause of action against any Member or any other Person employed by, related to or in any way affiliated with, any Member by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture or interest therein or (B) any right to any such activity or venture or interest therein or the income or profits derived therefrom.

         4.3 Indemnification. No Member, Manager or Officer shall be liable, responsible or accountable in damages or otherwise to the Company, any third Person or to any other Member for (i) any act performed within the scope of the authority conferred on such Member, Manager or Officer by this Agreement or any act that is in breach of its fiduciary duties except for the gross negligence, fraud or willful misconduct of such Member, Manager or Officer in carrying out its obligations hereunder and except for acts in contravention of an express term of this Agreement, (ii) such Member's, Manager's or Officer's failure or refusal to perform any act, except those required by the terms of this Agreement, (iii) such Member's, Manager's or Officer's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or (iv) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith and with reasonable prudence. In any threatened, pending or completed action, suit or proceeding, each Member, Manager and Officer shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by such Member, Manager or Officer in connection with such action, suit or proceeding) by virtue of its status as Member, Manager or Officer or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence, fraud or willful misconduct of such Member, Manager or Officer; provided, however, such Member, Manager or Officer shall not be so indemnified for any acts in contravention of an express term of this Agreement. The indemnification provided by this Section 4.3 shall be recoverable only out of the assets of the Company and its Subsidiaries, and no Member, Manager or Officer shall have any personal liability (or obligation to contribute capital to the Company) on account thereof.

         4.4 Compensation of Members and their Affiliates; Goldman, Sachs & Co. as Exclusive Financial Advisor. No Member or any Affiliate of any Member, shall be entitled to compensation from the Company in connection with any matter that may be undertaken in connection with the fulfillment of its duties and responsibilities hereunder, except: (i) as provided in this Section 4.4; (ii) as set forth in any agreement or agreements with the Portfolio Advisor or, subject to Section 4.12, with Archon as a Property Manager; or (iii) in connection with a guaranty or other recourse obligation provided or incurred by a Member (or an Affiliate of a Member) to a lender providing financing to the Company, its Subsidiaries, or any Property, the Member (or such Affiliate) providing or incurring such guaranty or other recourse obligation may recover from the Company a reasonable fee, in accordance with market rates (including in respect of commissions and fees) and terms, in exchange for such services.

         The Members covenant and agree that:

              (i) the Company will exclusively retain Goldman, Sachs & Co. (as well as such Affiliate(s) as Goldman, Sachs & Co. may designate from time to time) to provide sales advisory services to the Company in connection with any sale, merger, combination, disposition or similar transaction involving the Company or any of its Subsidiaries or Properties or any related series of sales, mergers, combinations, dispositions or other similar transactions (other than sales of individual Properties or portfolios of fewer than five Properties), and

              (ii) the Company will exclusively retain Goldman, Sachs & Co. (and/or its Affiliates) and will use its best efforts to cause its Subsidiaries to exclusively retain Goldman, Sachs & Co. (and/or its Affiliates) to provide all financial advisory and investment banking services to the Company in connection with any financing, refinancing or similar transaction involving the Company or any of its Subsidiaries or Properties (other than sales of individual Properties or portfolios of fewer than five Properties).

If Goldman, Sachs & Co. (and/or its Affiliate(s)) agrees to accept such engagement (as described above), such engagement shall be negotiated on an arms-length basis and Goldman, Sachs & Co. (and/or their respective Affiliate(s)) shall be entitled to receive from the Company fees and commissions for such services in accordance with market rates and terms and indemnification in accordance with market terms for comparable services rendered by comparable firms.

         4.5 Dealing with Members. Subject to all other provisions of this Agreement, the fact that a Member, an Affiliate of a Member, or any officer, director, employee, partner, consultant or agent of a Member, is directly or indirectly interested in or connected with any Person employed by the Company to render or perform a service shall not prohibit the Company from employing such Person on an arm's length basis and at market rates (including in respect of commissions and fees) and terms, and neither the Company nor any of the other Members shall have any right in or to any income or profits derived therefrom by reason of this Agreement.

         4.6 Use of Company Property. No Member shall make use of the funds or property of the Company or its Subsidiaries, or assign its rights to specific property, other than for the business or benefit of the Company or its Subsidiaries.

         4.7 Designation of Tax Matters Member. The Tax Matters Member shall act as the "tax matters partner" of the Company, as provided in the regulations pursuant to Section 6231 of the Code. Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member (a) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (b) shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. Each Member hereby reserves all rights under applicable law with respect to the activities undertaken by the Tax Matters Member, including the right to retain independent counsel of its choice at its expense. The Company shall indemnify the Tax Matters Member for any liabilities incurred in such capacity.

         4.8 Proposed Transactions After Five Years.

              (a) In the event of any Proposed Change of Control Transaction that is proposed to be consummated after the fifth (5th) anniversary of the Closing Date, then Whitehall shall give McNeil written notice of the Proposed Change of Control Transaction and McNeil shall be "cashed-out" upon the consummation of such Proposed Change of Control Transaction. In exchange for all of the McNeil Interest, the holders of the McNeil Interest shall be paid in the aggregate an amount in cash equal to the Full Post Lock-out Payment upon the closing of such Proposed Change of Control Transaction.

              (b) In the event of a Proposed Company Transaction that is proposed to be consummated after the fifth (5th) anniversary of the Closing Date the following shall apply:

              (i) If any portion of the consideration to be received by the Members in connection with any Proposed Company Transaction shall be other than cash, the consideration to be received by the holders of the McNeil Interest shall be of the same type and shall have the same terms as the consideration received by Whitehall.

              (ii) Except as provided in Section 4.8(b)(iii), Whitehall shall determine the value of any non-cash consideration to be received by the Members in any Proposed

     Company Transaction and if Whitehall determines that the value of such non-cash consideration plus any cash consideration to be received by the holders of the McNeil Interest is sufficient to provide to the holders of the McNeil Interest a Full Post Lock-out Payment, the holders of the McNeil Interest shall have the right to either (i) exchange all of the McNeil Interest upon the closing of such Proposed Company Transaction for such cash and non-cash consideration having a value (using Whitehall's valuation) equal to the Full Post Lock-out Payment, or (ii) exchange all of the McNeil Interest upon the closing of such Proposed Company Transaction for cash in an amount equal to the Full Post Lock-out Payment. McNeil shall have the right to engage, at the sole expense of the holders of the McNeil Interest, an investment bank or other appraiser to assist the holders of the McNeil Interest in determining whether to take the non-cash consideration or the cash.

              (iii) If such Proposed Company Transaction involves non-cash consideration (other than publicly traded securities) and Whitehall determines that the value of the non-cash consideration plus any cash consideration to be received by the holders of the McNeil Interest is not sufficient to make the Full Post Lock-out Payment, McNeil shall have the right, at the Company's expense, to commence the process to determine the Appraised Value of such non-cash consideration as set forth in the definitions of "Appraiser" and "Appraisal Value" in Section 1.1. The holders of the McNeil Interest shall have the option, in McNeil's sole discretion, to exchange all of the McNeil Interest upon the closing of such Proposed Company Transaction for such cash and non-cash consideration having a value (using the Appraised Value) equal to the McNeil Portion or to receive cash in the amount equal to the McNeil Portion.

         4.9 McNeil's Right Prior to Bankruptcy Filing. Notwithstanding anything to the contrary contained in this Agreement, none of the Company, the Members or the Board of Managers shall commence, take any action to commence, or cause to be commenced by the Company or by any one or more of the Company's Subsidiaries, any Bankruptcy unless (i) at least thirty (30) days prior thereto, the Board of Managers shall have given McNeil written notice of such contemplated commencement of a Bankruptcy, (ii) the Board of Managers shall have given McNeil the opportunity during such thirty (30) day period to make any Additional Capital Contribution as the Board of Managers shall reasonably and in good faith determine is necessary to prevent such commencement or action and (iii) prior to the expiration of such thirty (30) day period, McNeil shall not have made such Additional Capital Contribution.

         4.10 Refinancing after Five Years. If at any time following the fifth
(5th) anniversary of the Closing Date the Company elects to repay, refinance or otherwise alter, modify or amend the terms of any indebtedness, including without limitation any Loan Agreement, to which the Properties are subject, and such repayment, refinancing or other alteration, modification or amendment would result in McNeil's share of "nonrecourse liabilities" (within the meaning of Treasury Regulation Section 1.752) and "qualified nonrecourse financing" (within the meaning of Section 465 of the Code) being less than an amount equal to (x) the Initial QNL Amount multiplied by (y) a fraction the numerator of which shall equal the aggregate initial Book Value of all of the Properties owned by the Company after such refinancing, repayment or alteration (excluding Commercial Properties) and the denominator of which shall equal the aggregate initial Book Values of all of the Properties owned by the Company as of the Closing Date (excluding the Commercial Properties), then (i) such repayment, refinancing or other alteration, modification or amendment shall be discussed at a meeting of the Board of Managers prior to any action being taken to repay, refinance or otherwise alter, modify or amend the terms of any indebtedness, including without limitation any Loan Agreement, to which the Properties are subject, and (ii) the Company shall allocate, to the extent allocable all (or the maximum portion allocable under applicable laws) of the Company's "nonrecourse liabilities" and "qualified nonrecourse financing" to McNeil provided that such allocation does not and may not result in any adverse economic effect on Whitehall at the time of such allocation or at any future time, as the same may be determined by Whitehall in Whitehall's sole discretion. Notwithstanding anything to the contrary contained in this Agreement, at no time shall McNeil be allocated less than its Percentage Interest of "nonrecourse liabilities" and "qualified nonrecourse financing". If at any time, McNeil's share of "nonrecourse liabilities" or "qualified nonrecourse financing" is less than the amount determined pursuant to the first sentence of this Section 4.10, then, at the request of a McNeil Manager, the Board of Managers shall discuss the matter, McNeil agreeing that the Company and the Board of Managers shall have no obligation to take any action in connection therewith.

         4.11 Senior Indebtedness and Preferred Equity Financing. The Board of Managers shall have the authority to obtain, on behalf of the Company and its Subsidiaries, any or all of the Company's and its Subsidiaries' financing (including Senior Indebtedness and Preferred Equity Financing) from Goldman, Sachs & Co. and/or its Affiliates (as lender) at market rates and terms and/or from any other non-affiliated lender as the Board of Managers in good faith deems appropriate.

         4.12 Property Manager. The Property Manager will be responsible for property management. For the Multifamily Properties, the Property Manager will be Management LLC for the period ending on December 31st of the calendar year following the calendar year in which the Closing occurs and thereafter may be Management LLC or an appropriate third-party property management agent which may include Archon. For the Commercial Properties, the Board of Managers will select Management LLC as Property Manager or an appropriate third-party property management agent which may include Archon. All property management services will be performed on an arm's-length basis and at market fees.

         4.13 Binding Effect of Asset Allocations. The Asset Allocations shall be binding on the Company and the Members and shall be adhered to by the Company and the Members for the purposes of reporting the book and tax basis of the Company Assets.

         4.14 Reservation of Rights. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall (or shall be construed to) constitute a waiver by any Member of its rights under applicable law and its right to retain independent counsel of its choice at such Member's expense.

         4.15 Taxation as a Partnership. The Members intend and shall take, or shall cause the Company to take, any and all reasonable actions to ensure that the Company shall be treated as a partnership for income tax purposes and that any of the Subsidiaries of the Company that have been partnerships, joint ventures, disregarded entities or limited liability companies since formation shall continue to qualify, as partnerships or disregarded entities for income tax purposes.

         4.16 Harbour Club Properties.

              (a) Each of the Members covenants and agrees to make an Additional Capital Contribution to the Company in accordance with such Member's Percentage Interest, determined immediately prior to the making by any Member of any Additional Capital Contribution pursuant to this Section 4.16(a), to fund the purchase price of Harbour Club Phase Four if the Company elects to purchase Harbour Club Phase Four. The Additional Capital Contribution made by McNeil pursuant to this Section 4.16(a) shall be included as part of the McNeil Class B Investment. The Additional Capital Contribution made by Whitehall pursuant to this Section 4.16(a) shall be included as part of the Whitehall Class A Investment. The Company or one of its Subsidiaries will hold Harbour Club Phase Four as a Company Asset until the Board of Managers decides to dispose of such asset. If either Member shall fail to make its required Capital Contribution pursuant to this Section 4.16(a), the other Member may purchase Harbour Club Phase Four directly and not through the Company.

              (b) In the event that the Company exercises its option to purchase Harbour Club Phase One, pursuant to Section 7.14 of the Master Agreement, each of the Members covenants and agrees to make an Additional Capital Contribution to the Company in accordance with such Member's Percentage Interest, determined immediately prior to the making by any Member of any Additional Capital Contribution pursuant to this Section 4.16(b), to fund the purchase price of Harbour Club Phase One. The Additional Capital Contribution made by McNeil pursuant to this Section 4.16(b) shall be included as part of the McNeil Class B Investment. The Additional Capital Contribution made by Whitehall pursuant to this Section 4.16(b) shall be included as part of the Whitehall Class A Investment. The Company or one of its Subsidiaries will hold Harbour Club Phase One as a Company Asset until the Board of Managers decides to dispose of such asset. If either Member shall fail to make its required Capital Contribution pursuant to this Section 4.16(b), the other Member may purchase Harbour Club Phase One directly and not through the Company.

         4.17 Preferred Equity Financing. The Company shall, and shall cause its Subsidiaries to, use reasonable efforts to achieve financing with respect to those Properties that are security for Non-Terminated Loans by replacing each such Non-Terminated Loan with mortgage or Preferred Equity Financing on commercially reasonable terms when each such Non-Terminated Loan becomes prepayable without any penalty.


                                   ARTICLE 5.

                           BOOKS AND RECORDS; REPORTS

         5.1 Books and Records. At all times during the existence of the Company, the Board of Managers shall keep or cause to be kept true and complete books and records of the

Company and its Subsidiaries (including all records that the Company may be required to maintain by the LLCA or other provisions of applicable law) in which shall be entered fully and accurately each transaction of the Company and its Subsidiaries. Such books and records shall be kept on the basis of the Fiscal Year in accordance with the accrual method of accounting, and shall reflect all transactions of the Company and its Subsidiaries in accordance with generally accepted accounting principles.

         5.2 Availability of Books and Records; Return of Books and Records. All of the books and records referred to in Section 5.1 (which shall include an executed copy of this Agreement and the Certificate of Formation, and any amendments thereto) shall at all times be maintained at the principal office of the Company or such other location as the Board of Managers may determine (which other location shall be communicated to all of the Members), and shall be open to the inspection and examination of the Members or their representatives during reasonable business hours.

         5.3 Reports and Statements; Annual Budgets and Business Plans. Prior to the end of each Fiscal Year, the Board of Managers shall review, revise and approve an Annual Budget for the succeeding Fiscal Year. For each Fiscal Year, the Board of Managers shall cause to be sent to each Person who was a Member at any time during such Fiscal Year, by no later than February 15 of the succeeding Fiscal Year, an annual report of the Company including an annual balance sheet, profit and loss statement and a statement of changes in financial position, and a statement showing distributions to the Members all as prepared in accordance with generally accepted accounting principles consistently applied and audited by the Company's independent public accountants, which shall be a nationally recognized accounting firm (as the Board of Managers shall decide), and a statement showing allocations to the Members of taxable income, gains, losses, deductions and credits, as prepared by such accountants (it being acknowledged that the Board of Managers' obligations hereunder are not to guaranty timely delivery of audits, tax returns or similar third-party work product). For each quarter of each Fiscal Year, the Board of Managers shall cause to be sent to each Person that was a Member at any time during such quarter, within forty-five
(45) days after the end of such quarter, (i) quarterly financial statements of the Company, including a quarterly balance sheet, profit and loss statement and a statement of changes in financial position, and a statement showing distributions to the Members, all as prepared in accordance with generally accepted accounting principles consistently applied and (ii) such tax estimates as any such Member shall reasonably request. In addition, the Board of Managers shall cause to be sent to each Member (i) by no later than February 15 (or as soon thereafter as practicable) of each Fiscal Year, completed IRS Schedules K-1 prepared by the Company's accountants and (ii) such other information concerning the Company and reasonably requested by any Member as is necessary for the preparation of each Member's federal, state and local income or other tax returns.

         5.4 Accounting Expenses. All out-of-pocket expenses payable in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements and federal and local tax and information returns required to implement the provisions of this Agreement or required by any governmental authority with jurisdiction over the Company shall be borne by the Company as an ordinary expense of its business.

         5.5 Bank Account. The Company shall, as soon as reasonably practicable, establish and maintain segregated bank accounts in the Company's name and for the Company's business, which accounts shall, to the extent reasonably practicable, be interest-bearing.


                                   ARTICLE 6.

                      CAPITAL CONTRIBUTIONS AND LIABILITIES

         6.1 Initial Capital Contributions and Initial Capital Accounts of the Members.

              (a) Immediately prior to the Effective Time, MPLP was required to contribute to the Company (or to one or more of its Subsidiaries, at the direction of the Company) (i) the McREMI Assets, (ii) the general partnership interests (and the rights and assets associated therewith) in each of the Participating McNeil Partnerships, (iii) the limited partnership interests in Fairfax held by MPLP at such time if Fairfax was a Participating McNeil Partnership, (iv) the limited partnership interests in Summerhill held by MPLP at such time if Summerhill was a Participating McNeil Partnership and (v) the McNeil Cash Contribution. McNeil has also contributed the Capitalized McNeil Expenses [and additional cash equal to the Additional McNeil Contribution]; provided, however, that any McNeil Class C Investment may only be funded by McNeil or an Affiliate of McNeil and may not be funded, in whole or in part, by a third-party investor; provided, further, that any Whitehall Class B Investment may only be funded by Whitehall or an Affiliate of Whitehall and may not be funded in whole or in part, by a third party investor.

              (b) Immediately prior to the Effective Time, Whitehall was required to contribute to the Company (i) cash in the amount of $_______________ [insert an amount equal to the Funding Amount (as defined in the Equity Commitment Letter)] as required by the Equity Commitment Letter, and has also contributed (ii) $___________ representing all of the costs incurred and paid by Whitehall on behalf of the Company in connection with the negotiation, documentation, due diligence and consummation of the transactions described in this Agreement and the Master Agreement.

              (c)(i) As of the Effective Time, each Member's Initial Capital Contribution is in the amount set forth below:


               MEMBER                  INITIAL CAPITAL CONTRIBUTION
               ------                  ----------------------------

               Whitehall                          $
               McNeil                             $
               Total                              $

              (ii) As of the Effective Time, the Members shall have the initial Capital Account balances and the initial Percentage Interests as set forth below:

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



         MEMBER         INITIAL CAPITAL ACCOUNT         PERCENTAGE INTEREST
     Whitehall                  $
     McNeil                     $
     Total                      $

              (iii) As of the Effective Time the McNeil Class A Investment, the McNeil Class B Investment, the McNeil Class C Investment, the Whitehall Class A Investment and the Whitehall Class B Investment are in the amounts set forth below:


          McNeil Class A Investment                         $
          McNeil Class B Investment                         $
          McNeil Class C Investment                         $
          Whitehall Class A Investment                      $
          Whitehall Class B Investment                      $

         6.2 Working Capital Contributions and Other Additional Capital Contributions.

              (a) Whitehall shall make additional cash capital contributions to the Company in an aggregate amount (the "Initial Working Capital Contribution") equal to the difference determined by subtracting (x) the sum of the Net Working Capital Amounts for each Participating McNeil Partnership from (y) the product of $40,000,000 multiplied by the Value Fraction. The Initial Working Capital Contribution shall be contributed to the capital of the Company by Whitehall from time to time as the Board of Managers deems necessary in its reasonable discretion to pay for Working Capital Expenses. All contributions made by Whitehall on account of the Initial Working Capital Contribution shall be included within the definition of Additional Capital Contributions.

              (b) After Whitehall has fully funded the Initial Working Capital Contribution, Whitehall may, at any time or times, make in cash Additional Capital Contributions to the Company that the Board of Managers determines are necessary or desirable to conduct the business of the Company in the event Working Capital Reserves and Recurring Replacement Reserves are not sufficient to pay for such cost or expense.

              (c) Except as provided in Sections 4.9 and 4.16, McNeil shall have no right or obligation to make any Additional Capital Contributions to the Company.

              (d) Notwithstanding anything to the contrary in this Agreement, if a Member shall guarantee any indebtedness of the Company, such Member shall not receive any credit to its Capital Account as a result of such guarantee and such guarantee shall not be considered to be a Capital Contribution unless, and only to the extent that, such Member makes a payment in respect of that guarantee and such payment is not immediately reimbursed by the Company.

         6.3 Capital of the Company. Except as otherwise expressly provided herein, no Member shall be entitled to withdraw or receive any interest or other return on, or return of, all or any part of its Capital Contribution, or to receive any property of the Company (other than cash) in return for its Capital Contributions.

         6.4 Distributions as Working Capital Reserves. Notwithstanding anything to the contrary contained herein, if Whitehall would otherwise be entitled to receive a cash distribution of Net Cash Flow or Net Proceeds from Capital Transactions pursuant to Section 8.1(b) or 8.1(c) from the Company, Whitehall may elect to forego receipt of all or a portion of such distribution and have the amount so foregone treated as part of the Initial Working Capital Contribution (or, after the Initial Working Capital Contribution has been funded in full, as an Additional Capital Contribution; provided the Board of Managers shall have determined in good faith (by Majority Vote) that such Capital Contribution is required for use by the Company within a reasonable period of time following the date upon which such distribution of cash would otherwise have been made to Whitehall. In such event Whitehall will be treated as if it had (i) received distributions equal to the amount it would have received pursuant to Section 8.1(b) or 8.1(c) had Whitehall not foregone such distribution and (ii) made an Additional Capital Contribution in such amount (any such Additional Capital Contribution shall first be treated as part of the Initial Working Capital Contribution until the Initial Working Capital Contribution has been fully funded).

         6.5 Failure to Fund the McNeil Cash Contribution. (a) If McNeil shall fail to make the McNeil Cash Contribution in the full amount required pursuant to the Master Agreement (the "Failed Contribution") at the Effective Time, then Whitehall may, but shall not be obligated to, fund all or part of such Failed Contribution. At any time after funding all or part of a Failed Contribution, Whitehall may elect either of the following:

                  (i) Whitehall may at any time (even after first electing to proceed under paragraph (ii) below, but after termination of the Partner Loan) elect to treat the portion (the "Funded Portion") of the Failed Contribution funded by Whitehall as a Capital Contribution (which shall be deemed part of Whitehall's Initial Capital Contribution and the Whitehall Class A Investment) by Whitehall with the dilution of McNeil provided for in Section 6.5(b) below.

                  (ii) Whitehall may elect to treat the Funded Portion as a loan (a "Partner Loan") by Whitehall to McNeil, which Partner Loan shall be treated as (i) a demand loan made by Whitehall to McNeil (bearing interest at 20% per annum, compounded annually) followed by (ii) a Capital Contribution by McNeil to the Company. Any such Partner Loan (to the extent of unpaid principal and interest) shall be recourse only to the McNeil Class A Interest and shall be repaid directly by the Company on behalf of McNeil from amounts otherwise distributable to McNeil pursuant to Section 8.1 or 10.3 hereof. Any such distributions used to repay such Partner Loan shall be applied first to accrued but unpaid interest and then to principal of the Partner Loan. Whitehall may, at any time prior to the full repayment of such Partner Loan, elect to terminate such Partner Loan and have the McNeil Class A Investment, McNeil's Percentage Interest and, at the election of Whitehall, McNeil's Capital Account diluted as set forth in Section 6.5(b) below, with the amount of the entire outstanding principal and accrued but unpaid interest (as of the date of such termination) of the Partner Loan treated as the amount of the Funded Portion and not as a Capital Contribution of McNeil, and the McNeil Class A Investment, the Whitehall Class A Investment, the McNeil and Whitehall Percentage Interests and, at the election of Whitehall, the McNeil and Whitehall Capital Accounts, adjusted accordingly.

                  (b) If Whitehall elects to make a Capital Contribution for McNeil (instead of a Partner Loan) or elects to terminate a Partner Loan and have the provisions of this Section 6.5(b) apply then the adjustments set forth in clauses (i) and (ii) and, only upon the election of Whitehall, clause (iii) shall be made:

                           (i) The Percentage Interest of Whitehall shall be
                  increased so that it is equal to the percentage (rounded up to the nearest one hundredth of one percent) obtained by dividing
                  (A) the sum of (1) all Capital Contributions made by Whitehall other than the Funded Portion and (2) the product of (x) 2.0 and (y) the Funded Portion by (B) the sum of all Members' Capital Contributions as of such date (including the Funded Portion), and the Percentage Interest of McNeil shall be decreased by the amount of the increase in Whitehall's Percentage Interest.

                           (ii) The Whitehall Class A Investment shall be
                  increased by an amount equal to the product of (A) 2.0 and (B) the Funded Portion and the McNeil Investment shall be reduced by an amount equal to the Funded Portion; provided, however, that this clause (ii) shall not cause an adjustment to the Percentage Interests of Whitehall and McNeil which has already been effected pursuant to Section 6.5(b)(i).

                           (iii) Whitehall's Capital Account shall be increased
                  as required under Section 7.1(b), and shall be further increased by an amount equal to the Funded Portion; and McNeil's Capital Account shall be reduced by an amount equal to the Funded Portion.

         6.6 Limited Liability of Members. No Member shall be bound by, nor be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company. The liability of each Member shall be limited solely to the amount of its Capital Contribution; provided, however, that after a Member has received a distribution from the Company, such Member may be liable to the Company for the amount of the distribution but only to the extent required by Section 18-607 of the LLCA.

                                   ARTICLE 7.

                            CAPITAL ACCOUNTS, PROFITS
                           AND LOSSES AND ALLOCATIONS

         7.1 Capital Accounts.

              (a) The Company shall establish and maintain a Capital Account for each Member in accordance with federal income tax accounting principles. Each Member's Capital Account as of the Effective Time initially will be equal to the value of its Initial Capital Contribution.

              (b) The Capital Account of each Member shall be increased by (i) the amount of any cash and the agreed Book Value of property (net of liabilities encumbering the property) as of the date of contribution of any property subsequently contributed as a capital contribution to the capital of the Company by such Member, (ii) the amount of any Profits allocated to such Member and
(iii) such Member's pro rata share (determined in the same manner as such Member's share of Profits pursuant to Section 7.2) of income of the Company that is exempt from tax. The Capital Account of each Member shall be decreased by (i) the amount of any Losses allocated to such Member, (ii) the amount of distributions to such Member and (iii) such Member's pro rata share (determined in the same manner as such Member's share of Losses pursuant to Section 7.2) of any other expenditures of the Company that are not deductible in computing Company Profits or Losses and which are not chargeable to capital account. In all respects, the Member's Capital Accounts shall be determined in accordance with the detailed capital accounting rules set forth in Treasury Regulations
Section 1.704-1(b)(2)(iv) and shall be adjusted upon the occurrence of certain events as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

              (c) A Transferee of all (or a portion) of an Interest shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Interest.

         7.2 Profits and Losses.

              (a) The profits and losses of the Company ("Profits" and "Losses") shall be the net income or net loss (including capital gains and losses), respectively, of the Company determined for each Fiscal Year in accordance with the accounting method followed for federal income tax purposes except that in computing Profits and Losses, all depreciation and cost recovery deductions shall be deemed equal to Depreciation and gains or losses shall be determined by reference to Book Value rather than tax basis.

              (b) Whenever a proportionate part of the Profits or Losses is allocated to a Member, every item of income, gain, loss, deduction or credit entering into the computation of such Profits or Losses or arising from the transactions with respect to which such Profits or Losses were realized shall be credited or charged, as the case may be, to such Member in the same proportion; provided, however, that "recapture income", if any, shall be allocated to the Members who were allocated the corresponding depreciation deductions.

              (c) If any Member transfers all or any part of its Interest during any Fiscal Year or its Interest is increased or decreased, Profits and Losses attributable to such Interest for such Fiscal Year shall be apportioned between the transferor and transferee or computed as to such Member, as the case may be, ratably on a daily basis, provided in all events that any apportionment described above shall be permissible under the Code and applicable regulations thereunder.

              (d) For all purposes, including federal, state and local income tax purposes, Profits shall be allocated in each Fiscal Year among all the Members pursuant to this Section 7.2(d) for the current period (i) first, to the holders of the Whitehall Class B Interest in an amount equal to the distributions made pursuant to Sections 8.1(b)(i) and 8.1(c)(ii) and (ii) thereafter, in proportion to the aggregate distributions of cash paid to such Member in respect of such period. In no instance, however, shall McNeil or any Affiliate of McNeil be allocated Profits in a given year greater than the cash distributed to them during that year.

              (e) For all purposes, including federal, state and local income tax purposes, Losses shall be allocated each Fiscal Year among all the Members in accordance with their Percentage Interests.

              (f) Notwithstanding Sections 7.2(d) and (e) hereof:

                  (i) For federal income tax purposes but not for purposes of crediting or charging Capital Accounts, depreciation or gain or loss realized by the Company with respect to any property that was contributed to the Company or that was held by the Company at a time when the Book Value of the Company Assets was adjusted pursuant to the third sentence of
     Section 7.1(b) shall, in accordance with the "traditional method" under
     Section 704(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(iv)(d) and (f), be allocated among the Members in a manner which takes into account the differences between the adjusted basis for federal income tax purposes to the Company of its interest in such property and the fair market value of such interest at the time of its contribution or revaluation.

                  (ii) If there is a net decrease in the Minimum Gain of the Company during a taxable year (including any Minimum Gain attributable to Member-Funded Debt), each Member at the end of such year shall be allocated, prior to any other allocations required under this Article 7, items of gross income (including net gain) for such year (and, if necessary, for subsequent years) in the amount and proportions described in Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(4).

                  (iii) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit of such Member's Capital Account (as determined under Treasury Regulations Section 1.704-1) as quickly as possible, provided that an allocation pursuant to this subsection 7.2(f)(iii) shall be made only if and to the extent that such Member would have such Capital Account deficit after all other allocations provided for in Section
     7.2 have been tentatively made as if this subsection 7.2(f)(iii) were not in this Agreement.

                  (iv) In the event any Member has a deficit balance in such Member's Capital Account (as determined after crediting such Capital Account for any amounts that such Member is obligated to restore or is deemed obligated to restore pursuant to (a) any provision of this Agreement and (b) the penultimate sentences of Treasury Regulations Section 1.704-(g)(1) and 1.704-2(i)(5), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit (as so determined) of such Member's Capital Account as quickly as possible; provided, however, that an allocation pursuant to this Section 7.2(f)(iv) shall be made only if and to the extent that such Member would have such Capital Account deficit (as so determined) after all other allocations provided for in Section 7.2 (other than Section 7.2(f)(iii)) have been tentatively made as if this Section 7.2(f)(iv) were not in this Agreement.

                  (v) Notwithstanding the allocations provided for in sub-section (i) of this Section 7.2(f) and Sections 7.2(d) and (e), if there is a net increase in Minimum Gain of the Company during a taxable year of the Company that is attributable to Member-Funded Debt then first Depreciation, to the extent the increase in such Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in Section 705(a)(2)(B) of the Code, shall be allocated to the lending or guaranteeing Member (and to joint lenders or guarantors in proportion to their relative obligations), provided that the total amount of deductions so allocated for any year shall not exceed the increase in Minimum Gain attributable to such Member-Funded Debt in such year.

                  (vi) Any special allocation under Sections 7.2(f)(ii) through
     (v) shall be taken into account in computing subsequent allocations of Profits and Losses of any item thereof pursuant to this Article 7 so that the net amount of any items so allocated and the Profits, Losses and all items thereof allocated to each Member pursuant to this Article 7 shall, to the extent permissible under Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, be equal to the net amount that would have been allocated to each Member pursuant to this Article 7 if such special allocation had not occurred.

                  (vii) The Members intend that the provisions of this Article 7 be interpreted, to the extent permissible under Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, to produce liquidating distributions pursuant to Section 10.3(b) hereof that do not differ from the distributions that would have been made had liquidating distributions been controlled by Article 8 hereof, and the Board of Managers shall be entitled to the extent permissible under Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, to specially allocate items of income, gain and loss to the Members to achieve this result.

              (g) No Member shall be responsible to restore or repay to the Company or any other Member any deficit in such Member's Capital Account existing at any time.


                                   ARTICLE 8.

                 APPLICATIONS AND DISTRIBUTIONS OF NET CASH FLOW
                   AND NET PROCEEDS FROM CAPITAL TRANSACTIONS

         8.1 Applications and Distributions.

              (a) Distributions of Net Cash Flow shall be made to the Members by the Company in accordance with Section 8.1(b) within twenty-five (25) days after the end of each month, subject to the terms of any Loan Agreements to the contrary. Net Proceeds from Capital Transactions shall be made to the Members by the Company as soon as practicable after the closing of the Capital Transaction that generated such Net Proceeds from Capital Transactions, subject to the terms of any Loan Agreement or Preferred Equity Financing Document to the contrary.

              (b) Net Cash Flow with respect to each calendar month shall be distributed to the Members and paid to the Portfolio Advisor in the following order of priority (and the calculations described in the following clauses shall be made as of the last date of each month), subject to the other terms of this
Article 8:

                  (i) First, to the holders of the Whitehall Class B Interest until such holders have received payment of an amount equal to the excess, if any, of (A) the Whitehall Class B Return payable by the Company to such holders from the Effective Time to the date of such distribution over (B) the sum of all prior distributions to the holders of the Whitehall Class B Interest pursuant to this Section 8.1(b)(i) and Section 8.1(c)(ii).

                  (ii) Second, to holders of the McNeil Class C Interest until such holders have received payment of an amount equal to the excess, if any, of (A) the McNeil Class C Return payable by the Company to such holders from the Effective Time to the date of such distribution over (B) the sum of all prior distributions to holders of the McNeil Class C Interest pursuant to this Section 8.1(b)(ii) and Section 8.1(c)(iii).

                  (iii) Third, to holders of the McNeil Class B Interest and the McNeil Class A Interest pro rata (based on the McNeil Class B Investment and the McNeil Class A Investment, respectively) until such holders have received payment of an amount equal to the excess, if any, of (A) the Preferred 14% Return with respect to the McNeil Class A Investment and the McNeil Class B Investment, respectively, payable by the Company to such holders from the Effective Time to the date of such distribution over (B) the sum of all prior distributions to such holders pursuant to this Section 8.1(b)(iii) and Section 8.1(c)(iv).

                  (iv) Fourth, to the Portfolio Advisor until the Portfolio Advisor has received the portion of the Portfolio Advisory Fee payable for such month and any accrued and unpaid portion of the Portfolio Advisory Fee plus all accrued interest thereon.

                  (v) Fifth, to holders of the Whitehall Class A Interest until such holders have received payment of an amount equal to the excess, if any, of (A) the Preferred 14% Return with respect to the Whitehall Class A Investment payable by the Company to such holders from the Effective Time to the date of such distribution over (B) the sum of all prior distributions to such holders pursuant to this Section 8.1(b)(v) and
     Section 8.1(c)(vi).

                  (vi) Sixth, to holders of the Whitehall Class B Interest to return the Whitehall Class B Investment.

                  (vii) Seventh, to holders of the McNeil Class C Interest to return the McNeil Class C Investment; provided, however, that for a period of five years commencing on the Closing Date, such holders may elect not to receive amounts payable pursuant to this Section 8.1(b)(vii).

                  (viii) Eighth, in the event that the amount of McNeil's Initial Capital Contribution is equal to or greater than the McNeil Threshold Amount, to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest pro rata (based on the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively) until such time as such holders have each received aggregate distributions to achieve a Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, payable by the Company to each of such holders from the Effective Time to the date of such distribution over (A) with respect to holders of the McNeil Class B Interest and the McNeil Class A Interest, respectively, the sum of all prior distributions to such holders pursuant to Section 8.1(b)(iii),
     Section 8.1(c)(iv), this Section 8.1(b)(viii) and Section 8.1 (c)(ix) and
     (B) with respect to holders of the Whitehall Class A Interest, the sum of all prior distributions to such holders pursuant to Section 8.1(b)(v),
     Section 8.1(c)(vi), this Section 8.1(b)(viii) and Section 8.1(c)(ix). Such pro rata distributions to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest shall be in proportion to the balances of the unpaid amount necessary to achieve such Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, for each Member holding such Interests (i.e., each such Member would receive a portion of the distribution equal to the product determined by multiplying (A) the aggregate amount of funds subject to distribution pursuant to this clause (viii) by (B) a fraction the numerator of which shall be equal to the amount necessary for such Member to achieve the Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, held by such Member and the denominator of which shall be equal to the aggregate amount necessary for each Member holding such Interests to achieve the Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment held by such Member).

                  (ix) Ninth, to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest pro rata to return the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, in proportion to the balances of the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment (i.e., each Member holding such Interests would receive a portion of the distribution equal to the product determined by multiplying (A) the aggregate amount of funds subject to distribution pursuant to this clause (ix) by (B) a fraction the numerator of which shall be equal to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment of such Member, as applicable, and the denominator of which shall be equal to the sum of the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment.

                  (x) Thereafter, 100% to holders of the Whitehall Class A Interest.

              (c) Net Proceeds from Capital Transactions shall be distributed to the Members and paid to the Portfolio Advisor in the following order of priority (and the calculations described in the following clauses shall be made as of the date of each distribution), subject to the other terms of this Article 8:

                  (i) First, to repay all outstanding Senior Indebtedness secured by the Property or Properties which are the subject of such Capital Transaction and any other amount required to be paid as a result of such Capital Transaction pursuant to the terms of any Loan Agreement or Preferred Equity Financing Document to which the Company or any Subsidiary is a party.

                  (ii) Second, to the holders of the Whitehall Class B Interest until such holders have received all accrued but unpaid amounts payable to such holders pursuant to Section 8.1(b)(i).

                  (iii) Third, to holders of the McNeil Class C Interest until such holders have received all accrued but unpaid amounts payable to such holders pursuant to Section 8.1(b)(ii).

                  (iv) Fourth, to holders of the McNeil Class B Interest and the McNeil Class A Interest pro rata (based on the McNeil Class B Investment and the McNeil Class A Investment, respectively) until such holders have received all accrued but unpaid amounts payable to such holders pursuant to
     Section 8.1(b)(iii).

                  (v) Fifth, to the Portfolio Advisor until the Portfolio Advisor has received all accrued but unpaid amounts payable to the Portfolio Advisor pursuant to Section 8.1(b)(iv).

                  (vi) Sixth, to holders of the Whitehall Class A Interest until such holders have received all accrued but unpaid amounts payable to such holders pursuant to Section 8.1(b)(v).

                  (vii) Seventh, to holders of the Whitehall Class B Interest to return the Whitehall Class B Investment.

                  (viii) Eighth, to holders of the McNeil Class C Interest to return the McNeil Class C Investment; provided, however, that for a period of five years commencing on the Closing Date, such holders may elect not to receive amounts payable pursuant to this Section 8.1(c)(viii).

                  (ix) Ninth, in the event that the amount of McNeil's Initial Capital Contribution is equal to or greater than the McNeil Threshold Amount, to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest pro rata (based on the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively) until such time as such holders have each received aggregate distributions to achieve a Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, payable by the Company to each of such holders from the Effective Time to the date of such distribution over (A) with respect to holders of the McNeil Class B Interest and the McNeil Class A Interest, the sum of all prior distributions to such holders pursuant to Sections 8.1(b)(iii), 8.1(c)(iv), 8.1(b)(viii) and this Section 8.1(c)(ix) and (B) with respect to holders of the Whitehall Class A Interest, the sum of all prior distributions to such holders pursuant to Sections 8.1(b)(v), 8.1(c)(vi), 8.1(b)(viii) and this
     Section 8.1(c)(ix). Such pro rata distributions to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest shall be in proportion to the balances of the unpaid amount necessary to achieve such Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, for each Member holding such Interests (i.e., each such Member would receive a portion of the distribution equal to the product determined by multiplying (A) the aggregate amount of funds subject to distribution pursuant to this clause (ix) by (B) a fraction the numerator of which shall be equal to the amount necessary for such Member to achieve the Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment held by such Member and the denominator of which shall be equal to the aggregate amount necessary for each Member holding such Interests to achieve the Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment held by such Member).

                  (x) Tenth, to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest pro rata to return the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, in proportion to the balances of the McNeil Class B Investment, the McNeil

     Class A Investment and the Whitehall Class A Investment (i.e., each Member holding such Interests would receive a portion of the distribution equal to the product determined by multiplying (A) the aggregate amount of funds subject to distribution pursuant to this clause (x) by (B) a fraction the numerator of which shall be equal to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment of such Member, as applicable, and the denominator of which shall be equal to the sum of the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment).

                  (xi) Thereafter, 100% to holders of the Whitehall Class A Interest.

              (d) Upon the making of any distribution pursuant to Article 8 to any Member of the Company, all Members shall be given reasonably detailed information in writing by the Company identifying the amount of such distribution and the Sections and clauses of this Article pursuant to which such distribution was made.


                                   ARTICLE 9.

                          TRANSFER OF COMPANY INTERESTS

         9.1 Transfers of Interests by Members.

              (a) Whitehall and any Transferee of any of the Whitehall Interest pursuant to this Section 9.1(a) shall have the right to Transfer all or any portion of its Interest to (i) any Affiliate of Whitehall (provided such Person at all times remains an Affiliate of Whitehall), or (ii) to any other Person upon obtaining a Super Majority Vote of the Board of Managers, in the case of each of clause (i) and (ii), subject to Sections 9.1(c), 9.1(d), 9.2, 9.3, and
9.4. In addition, on or after the fifth (5th) anniversary of the Closing Date, Whitehall and any Transferee of any of the Whitehall Interest pursuant to this
Section 9.1(a) shall have the right to Transfer all or any portion of its Interest to any Person, provided Whitehall complies with Section 4.8(a), and otherwise subject to Sections 9.1(c), 9.1(d), 9.2, 9.3 and 9.4. Whitehall shall have no other right to make any Transfer of all or any portion of its Interest.

              (b) McNeil and any Transferee of any of the McNeil Interest pursuant to this Section 9.1(b) shall have the right to Transfer all or any portion of its Interest to (i) Robert A. McNeil, Carole J. McNeil, or immediate family members of Robert A. McNeil or Carole J. McNeil or both, (ii) one or more trusts or other estate planning vehicles established for the benefit of immediate family members of Robert A. McNeil or Carole J. McNeil or both, (iii) any Affiliate of Robert A. McNeil or Carole J. McNeil or both (provided such Person at all times remains an Affiliate of Robert A. McNeil or Carole J. McNeil), (iv) any Person approved by the Board of Managers and (v) any Person, as the result of testamentary laws or instruments of inheritance, in the case of each of clauses (i) through (v), subject to Sections 9.1(c), 9.1(d), 9.2, 9.3 and 9.4. McNeil shall have no other right to make any Transfer of all or any portion of its Interest. Any Transfer (including any pledge or hypothecation) of the Pledged Interests shall be made explicitly subject to the Indemnification Agreement.

              (c) Except as provided in Sections 9.1(a) and (b), all Transfers are prohibited. Any purported Transfer in violation of this Article 9 shall be void ab initio, and shall not bind the Company or the other Members, and the Member whose Interest was directly or indirectly Transferred shall indemnify and hold the Company and the other Members harmless from and against any federal, state or local income taxes, or transfer taxes, including transfer gains taxes, arising as a result of, or caused directly or indirectly by, such purported Transfer.

              (d) Any Transferee desiring to make a further Transfer shall become subject to all of the provisions of this Article 9 and of this Agreement to the same extent and in the same manner as any Member desiring to make any Transfer.

              (e) The giving of any consent to a Transfer by the Super Majority Vote of the Board of Managers or by any Member in any one or more instances shall not limit or waive the need for such consent in any other or subsequent instance.

         9.2 Transfer Binding on Company.

              (a) No Transfer permitted to be made under this Agreement shall be binding upon the Company, and no Transferee of all or any part of a Member's Interest shall be admitted to the Company as a Member, unless and until:

                  (i) any consent to the Transfer required by this Agreement (including without limitation any Super Majority Vote) shall have been obtained;

                  (ii) in the case of a Transfer of a Member's Interest, a duplicate original of such instrument of Transfer, duly executed and acknowledged by the transferor, has been delivered to the Company, and such instrument evidences (1) the written acceptance by the Transferee of all of the terms and provisions of this Agreement, and (2) the Transferee's representation that such Transfer was made in accordance with all applicable laws and regulations;

                  (iii) in the case of a Transfer of a Member's Interest, the Board of Managers has entered such Transferee as a Member on the books and records of the Company, which the Board of Managers is hereby directed to do upon satisfaction of such requirements; and

                  (iv) in the case of a Transfer of a Member's Interest, such Transferee shall have paid all reasonable legal fees and filing costs in connection with the substitution as a Member.

              (b) Notwithstanding anything to the contrary contained in this Agreement, no Transfer of all or a portion of an Interest shall be made, and the Board of Managers shall have the right to prohibit and may refuse to accept any Transfer, unless: (i) registration is not required under the Securities Act of 1933, as amended, in respect of such Transfer; (ii) such Transfer does not violate any applicable federal or state securities, real estate syndication, or comparable laws; (iii) such Transfer will not be subject to, or such Transfer, when aggregated with prior Transfers will not result in the imposition of, any state, city or local transfer taxes, including, without limitation, any transfer gains taxes, unless such transferor pays such taxes; and (iv) such Transfer will not cause the Company to be treated as a "publicly-traded partnership" within the meaning of Section 7704 of the Code. The Board of Managers may elect prior to any Transfer to require an opinion of counsel with respect to any of the foregoing matters.

                  (c) Subject to Section 9.3, a Transferee who has become a Member in accordance with this Section 9.2 has, to the extent of the transferred Interest, all of the rights, powers and benefits of and is subject to the restrictions and liabilities of a Member under this Agreement and the LLCA with respect to such transferred Interest. Upon admission of a Transferee as a Member, the transferor of the Interest so held by such new Member shall cease to be a Member of the Company to the extent of such transferred Interest.

         9.3 Certain Limitations. Unless and until a Transferee is admitted as a Member pursuant to Section 9.2, a Transferee of a Member's Interest in whole or in part shall not be entitled to designate one or more Managers to serve on the Board of Managers (to the extent such right has been Transferred to such Transferee) or to become or to exercise the rights of a Member, including the right to require any information or accounting of the Company's business or the right to inspect the Company's books and records. Such Transferee shall only be entitled to receive, to the extent of the Interest transferred to such Transferee, the share of distributions and Profits and Losses, including distributions with respect to the return of Capital Contributions, to which the Transferee would otherwise be entitled in respect of the transferred Interest. The transferor of such Interest shall have the right to designate one or more Managers to serve on the Board of Managers (to the extent such transferor had such right prior to such Transfer) until such Transferee is admitted to the Company as a Member pursuant to Section 9.2 with respect to the Transferred Interest (but only if such right to designate one or more Managers to the Board of Managers was Transferred to such Transferee).

         9.4 Acceptance of Prior Acts. Any Transferee who becomes a Member in accordance with Section 9.2, by so becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.


                                   ARTICLE 10.

               DISSOLUTION; WINDING UP AND DISTRIBUTION OF ASSETS

         10.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

               (i) December 31, 2015;

               (ii) subject to Section 3.8, the written direction of the Board of Managers;

               (iii) the Bankruptcy, death, dissolution, expulsion, incapacity or withdrawal of any Member or the occurrence of any other event that terminates the continued membership of any Member, unless within one hundred eighty (180) days after such event the remaining Members agree in writing to continue the business of the Company, provided, however, that, notwithstanding the foregoing, no Member shall have the right to
          (i) withdraw or resign as a Member of the Company, (ii) redeem, or request redemption of, its Interest or any part thereof or (iii) dissolve itself voluntarily;

               (iv) any event that makes it unlawful for the Company's business to be continued; or

               (v) the entry of a decree of judicial dissolution under Section 18-802 of the LLCA.

         10.2 Winding Up.

              (a) In the event of the dissolution of the Company pursuant to
Section 10.1, the Board of Managers shall wind up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the Company and the satisfaction of all liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Profits and Losses during liquidation in the same proportion, as specified in Section 7.2 hereof, as before liquidation. Each Member shall be furnished with a statement audited by the Company's accountants that shall set forth the assets and liabilities of the Company as of the date of dissolution. Each Member (and its Affiliates) shall pay to the Company all amounts then owing by it (and them) to the Company).

              (b) Upon dissolution of the Company, Whitehall may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, settle and close the Company's business, dispose of and convey the Company's property, discharge or make reasonable provision for the Company's liabilities, and distribute to the Members in accordance with Section 10.3 any remaining assets of the Company, all without affecting or increasing any liability or obligation of the Members, including the Member participating in the winding up of the Company's affairs and shall comply with the provisions of Section 18-804(b) of the LLCA.

         10.3 Distribution of Assets. Upon the winding up of the Company, the assets shall be distributed as follows:

               (a) to creditors of the Company, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company, whether by payment or by establishment of adequate reserves, other than liabilities for distributions to Members and former members under Section 18-601 or Section 18-604 of the LLCA; and

               (b) to the Members in accordance with their respective Capital Account balances after allocation of Profits and Losses for the period ending immediately prior to such distribution and after giving effect to all contributions, distributions and allocations for all periods.

For the purpose of making liquidating distributions required by this Section 10.3, the Board of Managers may determine whether to distribute all or any portion of the Company Assets in-kind or to sell all or any portion of the Company Assets and distribute the proceeds therefrom. To the extent that the Board of Managers determines that all or any portion of the Company Assets shall be sold, such Company Assets shall be sold as promptly as practicable, in a commercially reasonable manner.

         10.4 Certificate of Cancellation. Within ninety (90) days following the dissolution and the commencement of winding up of the Company, or at any time there are no Members, certificates of cancellation shall be filed with the Secretary of State of the State of Delaware under Section 18-203 of the LLCA.

         10.5 Claims of the Members. The Members shall look solely to the Company Assets for the return of their Capital Contributions, and if the Company Assets remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member's Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.


                                   ARTICLE 11.

                                   AMENDMENTS

         11.1 Amendments. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the Members.


                                   ARTICLE 12.

                                  MISCELLANEOUS

         12.1 Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Board of Managers, may be necessary or advisable to carry out the intent and purpose of this Agreement.

         12.2 Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand by depositing the same in the United States mail, first class postage prepaid, certified mail, return receipt requested, or by a recognized overnight courier service providing confirmation of delivery, to the addresses set forth in Sections 2.6 and 2.10, or at such other address as may be designated by the addressee thereof (which in the case of the Company, shall be designated by the Board of Managers) upon written notice to all of the Members. All notices given pursuant to this Section 12.2 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee or (ii) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee). Except as specified in Section 2.6, in no event shall the provision of notice in accordance with this Section 12.2 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

         12.3 Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

         12.4 Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or entity may require.

         12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

         12.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

         12.7 WAIVER OF JURY TRIAL. EACH OF THE MEMBERS (ON BEHALF OF ITSELF, ITS AFFILIATES, AND THE HOLDERS OF INDIRECT AND DIRECT BENEFICIAL INTERESTS IN ITSELF) AND THE COMPANY, HAVING CAREFULLY CONSIDERED THE ISSUE, AND HAVING SOUGHT AND OBTAINED THE ADVICE OF COUNSEL, KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

         12.8 Consent to Jurisdiction. Each Member and the Company hereby irrevocably consents and agrees, for the benefit of each Member, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration proceeding may be brought in any federal or state court located in New York City (each a "New York Court"), and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such New York Court, as the case may be, with respect to any such action, suit or proceeding. Each Member and the Company hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such New York Court and hereby further waives and agrees not to plead or claim in any such New York Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

         12.9 Specific Performance. Each Member and the Company recognizes and agrees that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Member and the Company agrees that, in addition to any other available remedies, each Member shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

         12.10 Partition. The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have the Company Assets partitioned, or to file a complaint or institute any proceeding at law or in equity to have the Company Assets partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

         12.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         12.12 Successors and Assigns. This Agreement shall be binding upon the Members and their respective successors, executors, administrators, legal representatives, heirs, legal assigns and assigns permitted hereunder and shall inure to the benefit of the Members, and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs, legal assigns and assigns permitted hereunder. No Person other than the Members and their respective successors, executors, administrators, legal representatives, heirs, legal assigns and permitted assigns shall have any rights or claims under this Agreement.

         12.13 Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire Agreement among the parties with respect to such subject matter.

         12.14 Waivers. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

         12.15 Maintenance as a Separate Entity. The Company shall maintain books and records and bank accounts separate from those of its Affiliates (other than the Company's Subsidiaries); shall at all times hold itself out to the public as a legal entity separate and distinct from any of its Affiliates (other than the Company's Subsidiaries) (including in its operating activities, in entering into any contract, in preparing its financial statements, and on its stationery and any signs it posts), and shall cause its Affiliates (other than the Company's Subsidiaries) to do the same and to conduct business with it on an arm's-length basis; shall not commingle its assets with assets of any of its Affiliates (other than the Company's Subsidiaries); shall not guarantee any obligation of any of its Affiliates (other than the Company's Subsidiaries); shall cause its business to be carried on by the Board of Managers; and shall keep minutes of all meetings of the Members.

         12.16 Confidentiality.


              (a) The Members agree not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Company, the Company's Subsidiaries, any Property or the business of the Company (collectively, "Confidential Information"), provided that such disclosure may be made (i) to any Person who is a partner, officer, director or employee of such Member or counsel to or accountants of such Member solely for their use and on a need-to-know basis, provided that such Persons are notified of the Members' confidentiality obligations hereunder, (ii) with the prior written consent of Whitehall, (iii) subject to Section 12.16(b), pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (iv) to any lender providing financing to the Company, or (v) if in the opinion of counsel to the Member seeking to disclose such Confidential Information, such disclosure is required under the federal securities laws or the rules of regulation of any relevant exchange.

              (b) In the event that a Member shall receive a request to disclose any Confidential Information under a subpoena or order, such Member shall (i) promptly notify the other Members thereof, (ii) consult with the Board of Managers on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable by the Board of Managers, cooperate with the Board of Managers in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed. In the event such Member is compelled to disclose such Confidential Information, such Member shall use all reasonable efforts to cause disclosure only of such minimal amount of Confidential Information as is required to deemed advisable to be so disclosed.

              (c) Except to satisfy requirements of law and only to the extent of such requirements, no Member shall issue or publish any press release, tombstone or other public communication about the formation or existence of the Company without the express written consent of the other Members.

         12.17 No Third Party Beneficiaries. This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement. Without limiting the generality of the foregoing, no creditor of the Company, or of any Member shall have any right whatsoever to require any Member to contribute capital to the Company.

         12.18 Power of Attorney. Each Member does hereby irrevocably constitute and appoint the Board of Managers with full power of substitution, as its true and lawful attorney, in its name, place and stead, to execute, acknowledge, swear to, deliver, record and file, as appropriate and in accordance with this Agreement (i) all amendments to the original Certificate of Formation required or permitted by law or the provisions of this Agreement and (ii) all certificates and other ministerial instruments requiring execution by the Members or any of them and deemed necessary or advisable by the Board of Managers to qualify or continue the Company as a company wherein the members have limited liability in the jurisdictions where the Company may be conducting its operations.

         12.19 Construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

         12.20 Non-Recourse.

              (a) Whitehall (on behalf of itself and the other Company Persons) acknowledges and agrees that notwithstanding anything to the contrary in this Agreement or under applicable law: (i) this Agreement shall not create or be deemed to create or permit any liability or obligation on the part of any McNeil Person, and no McNeil Person shall be bound or have any liability hereunder; and
(ii) any and all Company Persons shall look solely to the assets of McNeil for satisfaction of any liability of McNeil under this Agreement, and no Company Person shall seek recourse or commence any action against any McNeil Person's assets, for the performance or payment of any obligation of McNeil under this Agreement. Whitehall (on behalf of itself and the other Company Persons) acknowledges and agrees that the Company Persons have conducted their own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the business of the McNeil Partnerships and acknowledge that they have received access to certain personnel, properties, premises and books and records of such business for this purpose. In entering into this Agreement, Whitehall has relied solely upon its own investigation and analysis and the specific representations and warranties of McNeil made in this Agreement, and (i) acknowledges that, except for the specific representations and warranties of McNeil contained in this Agreement, neither McNeil nor any other McNeil Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Company Persons in connection with the transactions contemplated by this Agreement and (ii) agrees, to the fullest extent permitted by law, that:
(i) none of the McNeil Persons shall have any liability or responsibility whatsoever to any Company Person under this Agreement on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to any Company Person in connection with the transactions contemplated by this Agreement; and (2) that McNeil shall not have any liability or responsibility whatsoever to any Company Person under this Agreement on any basis (including in contract or tort, under federal or state securities laws or otherwise (other than fraud or willful misrepresentation)) based upon any information provided or made available, or statements made (or any omissions therefrom), to any Company Person in connection with the transactions contemplated by this Agreement, except as and only to the extent expressly set forth in this Agreement and subject to any limitations and restrictions contained in this Agreement.

              (b) Notwithstanding anything to the contrary in Section 12.20(a), nothing in Section 12.20(a) shall be deemed to affect or modify in any way the rights and obligations under the Master Agreement and the Indemnification Agreement of the parties thereto.

         12.21 Setoff. Whitehall acknowledges and agrees (on behalf of itself and each other Company Person) that no Company Person shall have any right hereunder or pursuant to Law to offset or retain any amounts due or owing by any McNeil Person against any amounts due or owing (or to become due or owing) to any Company Person under any other agreement, contract or understanding (including, without limitation, the Master Agreement); provided, however, that nothing in this Section 12.21 shall be deemed to affect or modify in any way the rights and obligations under the Indemnification Agreement of the parties thereto.

         12.22 Arbitration. With respect to a determination of the Appraised Value by the Appraiser in accordance with the terms of this Agreement, each Member agrees that the determination of the Appraised Value by the Appraiser shall be final and binding upon such party. Judgment on the determination may be entered in any court of competent jurisdiction (within and outside the United States). In the event that any Member fails to comply with the procedures set forth in this Agreement relating to the determination of the Appraised Value, or this Section 12.22, then such noncomplying Member shall be liable for all costs and expenses, including attorneys' fees, incurred by a party in its effort to obtain either an order to compel compliance with such procedures or such orders, or an enforcement of the determination, from a court of competent jurisdiction.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Limited Liability Company Operating Agreement as of the day and year first above written.

                           MEMBERS:

                                    WXI/MNL REAL ESTATE, L.L.C.


                                    By:  Whitehall Street Real Estate Limited
                                         Partnership XI, its Managing Member

                                         By:  WH Advisors, L.L.C. XI,
                                              its General Partner


                                              By:
                                                 -------------------------------
                                                 Name:  Jonathan Langer
                                                 Title:  Vice President

                                    McNEIL PARTNERS, L.P.

                                    By:  McNeil Investors, Inc.
                                         its General Partner


                                         By:
                                            ----------------------------------
                                            Name:  Robert A. McNeil
                                            Title:  Chairman of the Board

                                                                      SCHEDULE 4

Excluded McNeil Partnership                               Designated Debt Amount
---------------------------                               ----------------------

MREF IX ............................................................  $8,000,000

MREF X .............................................................  $5,000,000

MREF XI ............................................................  $6,000,000

MREF XII ...........................................................  $8,000,000

MREF XIV ...........................................................  $3,000,000

MREF XV ............................................................  $2,000,000

MREF XX ............................................................  $1,000,000

MREF XXI ...........................................................  $1,000,000

MREF XXII ..........................................................  $1,000,000

MREF XXIII .........................................................  $1,000,000

MREF XXIV ..........................................................  $1,000,000

MREF XXV ...........................................................  $3,000,000

MREF XXVI ..........................................................  $2,000,000

MREF XXVII .........................................................  $3,000,000

Hearth Hollow ......................................................  $1,000,000

Midwest Properties .................................................  $1,000,000

Regency North ......................................................  $1,000,000

Fairfax ............................................................  $1,000,000

Summerhill .........................................................  $1,000,000

EXPECTED PREFERRED EQUITY AMOUNTS PER PARTNERSHIP                     SCHEDULE 6


--------------------------------------------------------------------------------
                                                                  Amounts
--------------------------------------------------------------------------------

McNeil Real Estate Fund IX, Ltd.                                  $ 7,608,897

McNeil Real Estate Fund X, Ltd.                                   $21,901,614

McNeil Real Estate Fund XI, Ltd.                                  $16,083,389

McNeil Real Estate Fund XII, Ltd.                                 $10,907,069

McNeil Real Estate Fund XIV, Ltd.                                 $ 8,414,324

McNeil Real Estate Fund XV, Ltd.                                  $11,245,957

McNeil Real Estate Fund XX, L.P.                                  $ 3,226,007

McNeil Real Estate Fund XXI, L.P.                                 $ 6,089,257

McNeil Real Estate Fund XXII, L.P.                                         $0

McNeil Real Estate Fund XXIII, L.P.                                        $0

McNeil Real Estate Fund XXIV, L.P.                                         $0

McNeil Real Estate Fund XXV, L.P.                                          $0

McNeil Real Estate Fund XXVI, L.P.                                $ 2,444,138

McNeil Real Estate Fund XXVII, L.P.                                        $0

Fairfax Associates II, Ltd.                                                $0

Hearth Hollow Associates, L.P.                                             $0

McNeil Midwest Properties I, L.P.                                          $0

Regency North Associates, L.P.                                             $0

McNeil Summerhill I, L.P.                                                  $0

--------------------------------------------------------------------------------
     Total Amount                                                 $91,309,470
--------------------------------------------------------------------------------